Filed Pursuant to Rule 424(b)(3)
File No. 333-118523

PROSPECTUS

Tele Norte Leste Participações S.A.

(Tele Norte Leste Holding Company)

Offer To Exchange

Series B 8.0% Notes Due 2013

For

Series A 8.0% Notes Due 2013

Tele Norte Leste Participações S.A. is offering to exchange up to US$300,000,000 of its Series B 8.0% Notes due 2013, which we refer to as the new notes, for up to US$300,000,000 of its existing Series A 8.0% Notes due 2013, which we refer to as the old notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the US Securities Act of 1933, as amended (the Securities Act), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

The exchange offer will expire at 5:00 p.m. New York City time on October 29, 2004, unless extended.

To exchange your old notes for new notes:

•	you are required to make the representations described on page 87 to Tele Norte Leste Participações S.A;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, HSBC Bank USA, National Association, by 5:00 p.m., New York time, on October 29, 2004; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes.

See “Risk Factors” beginning on page 15 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

September 29, 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus as well as the information incorporated by reference herein is accurate only as of the date of the applicable document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with or furnish to the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with or furnished to the SEC:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

•	Our Report on Form 6-K furnished to the SEC on August 3, 2004.

We also incorporate by reference into this prospectus any future filings, made after the date of this prospectus and prior to the consummation of the exchange offer, with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (the Exchange Act), and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision. Requests should be directed to the Investor Relations Department, Rua Humberto de Campos, 425/8° andar-Leblon, 22430-190 Rio de Janeiro, RJ, Brazil (telephone no: (55-21) 3131-1314).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

CERTAIN TERMS AND CONVENTIONS

As used in this prospectus,

•	“real,” “reais” or “R$” refer to Brazilian reais (plural) and to the Brazilian real (singular), the official currency of Brazil;

•	“US dollars,” “dollars” or “US$” refer to United States dollars; and

•	units refer to units in the metric system, e.g., tons refer to metric tons.

Unless otherwise indicated, “TNL,” the “Company,” “we,” “us” and “our” refer to Tele Norte Leste Participações S.A. and its subsidiaries. Telemar Norte Leste S.A., our fixed-line subsidiary, is referred to as “Telemar,” and our wireless telecommunications subsidiary, TNL PCS S.A., is referred to as “Oi.” Our majority shareholder, Telemar Participações S.A., is referred to as “Telemar Participações.” References to the Company’s businesses and operations are references to the businesses and operations of its subsidiaries and/or TNL, as the case may be.

PRESENTATION OF FINANCIAL INFORMATION

We have prepared our consolidated financial statements appearing in this prospectus in accordance with accounting principles as required by the Comissão de Valores Mobiliários, the Brazilian Securities Commission, or “CVM,” which are established under Law No. 6,404, as amended by Law No. 10,303, referred to herein as “Brazilian GAAP.” Brazilian GAAP when applied to us differs in certain important respects from generally accepted accounting principles in the United States, referred to herein as US GAAP. See “Item 3. Key Information—Selected Financial Data—Brazilian GAAP and US GAAP” of our Form 20-F, “Item 5. Operating and Financial Review and Prospects—Presentation of Information” of our Form 20-F, “Item 5. Operating and Financial Review and Prospects—US GAAP Reconciliation” of our Form 20-F and the Notes to the Consolidated Financial Statements of our Form 20-F for a summary of the differences between Brazilian GAAP and US GAAP.

Our financial statements and the other financial information appearing in this prospectus and our Form 20-F are presented in reais. On September 21, 2004, the commercial selling rate for reais was R$2.8755 to US$1.00.

Any discrepancies in tables between totals and sums of the amounts listed are due to rounding.

PROSPECTUS SUMMARY

Tele Norte Leste Participações S.A

We are the largest provider of fixed-line telecommunications services in South America, based on the total number of lines in service, which we market under our Telemar brand name. We have concessions from the Brazilian government to provide fixed-line telecommunications services, including intra-regional long distance services, in Region I, which consists of sixteen states, including the state of Rio de Janeiro, Minas Gerais, Bahia, and Ceará (but excluding an area in the state of Minas Gerais where Companhia de Telecomunicações do Brasil Central operates) and we were authorized to provide fixed-line telecommunications services in Regions II and III. The Brazilian states which comprise Region I represent approximately 64% of the country’s territory, with a population of 94.2 million, and produce approximately 41% of the country’s GDP. As of December 31, 2003, we had 17.4 million lines installed, of which 98.9% have been digitized, and 15.1 million fixed lines were in service. In 2001, we acquired a license to provide wireless telecommunications services in Region I on the GSM technology platform and on June 26, 2002, we launched our wireless telecommunications services in Region I operating under our Oi brand name. As of December 31, 2003 we had 3.9 million subscribers.

TNL is a corporation (sociedade anônima) incorporated in May 1998 and organized under Brazilian law. Our headquarters are located at Rua Humberto de Campos, 425/8° andar—Leblon, 22430-190, Rio de Janeiro, RJ, Brazil. Our telephone number is +(55 21) 3131-1314 and our fax number is +(55 21) 3131-1155. Our agent in the United States is CT Corporation System, with offices at 818 W. 7th Street, 2nd Floor, Los Angeles, CA 90017.

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	For the years ended December 31,										For the six month periods ended June 30,
	1999		2000		2001		2002		2003		2003		2004
	(in thousands of US dollars, except ratio data)
Ratio of Earnings to Fixed Charges (under Brazilian GAAP)(1)	0.80	x	2.50	x	0.80	x	0.62	x	1.00	x	0.86	x	1.19	x

Earnings in Deficit of Fixed Charges (under Brazilian GAAP)	35,790				110,065		366,422				72,578

Ratio of Earnings to Fixed Charges (under US GAAP)(1)	0.52	x	2.78	x	0.74	x	0.36	x	1.97	x	3.59	x	1.14	x

Earnings in Deficit of Fixed Charges (under US GAAP)	48,726				307,488		902,929

(1)	To calculate the ratio of earnings to fixed charges, we calculate earnings by adding income before income taxes, equity results and minority interests, fixed charges, amortization of capitalized interest and distributed income of equity investments less capitalized interest. Fixed charges represent the total of capitalized interest, financial expenses and the preferred stock guaranteed dividend.

THE EXCHANGE OFFER

Securities Offering	Tele Norte Leste Participações S.A. is offering up to US$300,000,000 aggregate principal amount of its Series B 8.0% Notes due 2013 (the new notes) that have been registered under the Securities Act.

The Exchange Offer	TNL is offering to issue the new notes in exchange for a like principal amount of your Series A 8.0% Notes due 2013 (your old notes). We sometimes refer to the new notes and the old notes collectively in this prospectus as the notes. TNL is offering to issue the new notes to satisfy its obligations contained in the registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on October 29, 2004, unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to October 29, 2004. If TNL decides for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense promptly after the exchange offer expires.

US Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for US federal income tax purposes. See “Certain Tax Consequences of the Exchange Offer – Material United States Federal Income Tax Considerations” in this prospectus.

Use of Proceeds	TNL will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	HSBC Bank USA, National Association, is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require TNL to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of TNL’s “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of TNL, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer:

•	you should not rely on TNL’s interpretations of the position of the SEC’s staff; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with TNL or any of its affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from TNL in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

THE NEW NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act. The following summary contains basic information about the new notes and the old notes. It is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of the New Notes.”

Issuer	Tele Norte Leste Participações S.A.

The notes	Up to US$300,000,000 aggregate principal amount of Series B 8.00% notes due December 18, 2013.

Maturity date	December 18, 2013, unless extended for a period of up to eighteen calendar-months from the expected maturity date as a result of the existence on the expected maturity date of a Currency Inconvertibility/Non-Transfer Event (as defined in “The insurers and the insurance policy”). See “Description of the new notes—Extension of the expected maturity date.”

Interest payment dates	Interest on the new notes will be payable semi-annually on June 18 and December 18 of each year, commencing on June 18, 2004.

Interest	The new notes will bear interest from December 18, 2003 at the annual rate of 8.00%, payable semiannually in arrears on each interest payment date, subject to the applicable grace period. See “Description of the new notes—Payments of principal and interest” and “Description of the new notes—Events of Default.”

Ranking	The notes constitute general unsecured and unsubordinated obligations of TNL which will at all times rank pari passu among themselves and with all other unsecured obligations of TNL that are not by their terms expressly subordinated in right of payment to the notes.

The Required Amount	TNL is required to deposit in a reserve account held by the trustee for the benefit of the holders of notes an amount (the “Required Amount”) equal to the sum of (i) six months of interest on the notes at the initial note rate; (ii) prior to TNL satisfying its obligations under the registration rights agreement, an amount equal to eighteen months interest on the notes at the additional 0.5% payable as described under “Exchange offer; (iii) 90 days of interest (calculated at the initial note rate) on the amount of interest payable under the notes on a single interest payment date (calculated, until TNL satisfies its obligations under the registration rights agreement, at a rate equal to the sum of the initial note rate plus 0.5% per annum); (iv) an amount representing trustee fees (but not costs and expenses) due and payable by TNL to the trustee during any eighteen month period; and (v) any additional amounts as may be required as a result of the involuntary cancellation or termination of the insurance policy. This Required Amount will be maintained in specified qualifying instruments (“Qualifying Instruments”) in the form of (i) cash deposited in a reserve account established and maintained by the trustee on behalf of the noteholders; (ii) one or more irrevocable standby letters of credit issued in the name of the trustee on behalf of the noteholders by financial institutions meeting specified criteria; or (iii) any combination thereof. The trustee shall be entitled to draw on any Qualifying Instrument in the event of the occurrence and continuation of a Currency Inconvertibility/Non-Transfer Event. The trustee shall also be entitled to draw on any letter of credit (i) in the event that the financial institution issuing any such letter of credit has its rating downgraded by Moody’s below “A1;” or (ii) if the financial institution which issued any such letter of credit has notified the trustee that it will not renew or replace such letter of credit and TNL has not presented the trustee with a replacement letter of credit. This is currently being provided in the form of a letter of credit by Credit Suisse First Boston—Cayman Branch in respect of the Required Amount.

All funds paid by a letter of credit issued as a result of a drawing thereunder shall be initially deposited in the reserve account for application in accordance with the terms of the indenture.

The amounts available in Qualifying Instruments may also be increased or reduced under certain limited circumstances. See “Description of the new notes—Additional support—The Required Amount.”

The insurance policy	The trustee, on behalf of the noteholders, will have the benefit of a political risk insurance policy provided by ACE Bermuda Insurance, Ltd. and XL Insurance (Bermuda) Ltd, as several, but not joint, insurers covering the inability of TNL (or, in certain limited circumstances, the trustee) to convert reais into US dollars and/or transfer to the trustee (in New York) US dollars in satisfaction of amounts to be paid by TNL under the indenture or the new notes, as the case may be. Sovereign Risk Insurance Ltd. will serve as the agent of the insurers for all purposes under the insurance policy. The insurers’ obligation to pay claims under the insurance policy is limited to twelve months’ interest on the new notes at the initial note rate and is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including the expiration of a 176 calendar-day waiting period. All premiums due under the insurance policy prior to the expected maturity date were paid by TNL on behalf of the trustee on or prior to the closing date of the old notes. To the extent that a Currency Inconvertibility/Non-Transfer Event is continuing on the expected maturity date, TNL, on behalf of the trustee, will be required to pay semi-annual extension premiums to Sovereign, on behalf of the insurers, to cover the period between the expected maturity date and the final maturity date. In the event that a Currency Inconvertibility/ Non-Transfer Event prevents TNL from paying such additional premiums, such additional premiums will be deemed paid from additional proceeds of the insurance policy.

In certain circumstances related to the credit rating of the notes, TNL may direct the trustee to cancel the insurance policy after the third anniversary of the closing date of the old notes. In the case of an involuntary cancellation or withdrawal of the insurance policy, an event of default will occur unless TNL arranges for an increase in the amount of Qualifying Instruments, which increase shall be equal to the aggregate amount available under the insurance policy immediately prior to its cancellation. See “Description of the insurers and the insurance policy” and “Description of the new notes—Additional support—The Required Amount.”

Early redemption at the option of TNL	The new notes will be redeemable by TNL or an affiliate thereof, in whole but not in part, at any time on or after December 18, 2008 at the applicable redemption prices specified in “Description of the new notes—Redemption—Early redemption at the option of TNL.” In addition, the new notes will be redeemable in whole, but not in part, at their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, at TNL’s option at any time in the event of certain changes affecting taxation.

Covenants

The terms of the indenture require TNL, among other things, to:

•      pay all amounts owed by it under the indenture and the notes when such amounts are due;

•      perform all obligations specified under the transaction documents;

•      comply with all applicable laws;

•      maintain its properties and corporate existence;

•      maintain all necessary government approvals;

•      comply with applicable laws and pay all taxes;

•      maintain an office or agency in New York for the purpose of service of process;

•      give notice to the trustee of any default or event of default under the indenture and certain currency exchange control events;

•      when Incurring additional Indebtedness (in each case, as defined below), observe certain interest coverage and leverage ratios;

•      prevent its subsidiaries from being subject to any restrictions on the payment of dividends; and

•      take actions to maintain the trustee’s or the noteholders’ rights under the relevant transaction documents.

In addition, the terms of the indenture restrict the ability of TNL and its subsidiaries, among other things, to:

•      undertake certain mergers, consolidations or similar transactions;

•      create certain liens on its assets; and

•      undertake certain sale and lease-back transactions.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the new notes—Certain covenants.”

Events of default	The new notes and the indenture contain certain events of default, consisting of, among others, the following: • failure to pay principal when due; • failure to pay interest and other amounts

(i) within 30 calendar days of the due date therefor, in the case of payments made in respect of any interest payment date occurring prior to the expected maturity date, and (ii) when due, in the case of any interest payment date occurring on or after the expected maturity date;

•      breach of a covenant or agreement in the indenture or any of the other relevant transaction documents by TNL, respectively;

•      acceleration of Indebtedness (as defined below) of TNL or a material subsidiary thereof or a failure to pay amounts due in respect of Indebtedness (as defined below) when due that, in aggregate, equals or exceeds US$50 million;

•      certain judgments against TNL, or a material subsidiary that equals or exceeds US$50 million;

•      certain events of bankruptcy, liquidation or insolvency of TNL or any material subsidiary;

•      certain events relating to the unenforceability of any of the relevant transaction documents against TNL or the insurers;

•      expropriation of all or substantially all of TNL’s or any material subsidiary’s assets;

•      the failure to maintain Qualifying Instruments in an aggregate amount equal to the Required Amount; and

•      the cancellation of the insurance policy (other than as allowed under the indenture), the unenforceability of the insurance policy or the failure of the insurers to make a payment thereunder.

Withholding taxes additional amounts	Any and all payments in respect of the new notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or other governmental charges of any nature imposed by Brazil, Japan (to the extent that any paying agent is organized in Japan) or by the jurisdictions in which any paying agents appointed by TNL are organized or the location where payment is made, or any political subdivision or taxing authority or agency therefor therein unless such withholding or deduction is required by law, in which case TNL shall pay such additional amounts necessary to ensure that the noteholders receive the same amount as the noteholders would have received without such withholding or deduction, subject to certain exceptions. In certain circumstances during the occurrence of a Currency Inconvertibility/Non-Transfer Event, the payment of additional amounts owed by TNL to noteholders will be deferred. See “Description of the new notes—Additional amounts.”

Governing law	The indenture, the new notes, the insurance policy, the issuer consent agreement and other transaction documents will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee, paying agent and registrar	HSBC Bank USA, National Association

RISK FACTORS

See “Risk Factors” beginning on page 15 for a discussion of risk factors that should be considered by you prior to tendering your old securities in the exchange offer.

TIMETABLE FOR THE OFFERING

Commencement of the exchange offer	September 29, 2004
Expiration of the exchange offer	October 29, 2004

TNL may, at its sole discretion, extend the period of time for which the exchange offer is open.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making a decision to tender your old notes in exchange for new notes.

Risks Relating to Transfer Restrictions on the Old Notes

If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions

If you do not exchange your old notes for new notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes. TNL does not intend to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. See “The Exchange Offer.”

Risks Relating to Brazil

The Brazilian economic and political environment has been unstable at times in the past. Any future economic or political instability may adversely affect our results of operations and the value of our securities

Brazilian political and economic conditions have a direct impact on our business and the market price of our securities. Brazil has had periods of economic and political instability that have negatively affected the business, results of operations and financial condition of Brazilian companies and the value of Brazilian securities. These include:

•	restrictions for six months in 1989 and 1990 on the conversion of Brazilian currency to foreign currencies and on the remittance of payments to foreign investors;

•	a period of hyper-inflation from the mid-1980s through June 1994, reaching a peak, annualized rate of approximately 2,700% during 1994;

•	frequent changes in currency, including the introduction of six different currencies from 1986 through 1994;

•	the resignation of a President in 1992 due to charges of corruption that nearly led to his impeachment;

•	public threats by two state governors in 1999 to default on state indebtedness;

•	opposition by various political parties to free-market and privatization reforms enacted during the past eight years;

•	frequent changes in tax rates and tax policies; and

•	a volatile exchange-rate environment.

During 2001 and 2002, the growth of the Brazilian economy slowed as a result of the impact of the ongoing economic crisis in Argentina, an important trading partner of Brazil, and lower levels of growth of the US economy, among other factors. In response to such factors, the Brazilian Central Bank (“Central Bank”), which determines the Brazilian base interest rate, increased such rate in an attempt to control inflation. The base interest rate is the benchmark interest rate payable to holders of securities issued by the Brazilian federal government (the “Federal Government”) and traded at the Sistema Especial de Liquidação e Custódia (Special Settlement and Custody System) (“SELIC”). During 2001, the Central Bank raised Brazil’s base interest rate by a total of 3.25 percentage points to 19%. This increase in interest rates led to declines in investment and consumption in Brazil, which contributed to the reduction of gross domestic product (“GDP”) growth for 2001 to 1.42%. During a period of relative economic stability in the first half of 2002, the Central Bank decreased the base interest rate to a level of 18% as of July 17, 2002. However, as a result of the declining economic scenario and the internal political instability caused by the Brazilian presidential elections in the second half of 2002, the Central Bank made subsequent increases in the interest rate during the second half of 2002, which reached 25% on December 18, 2002. GDP increased by 1.5% in 2002 and decreased by 0.2% in 2003. The base interest rate decreased a total of 850 basis points during 2003 to 16.5% and decreased an additional 50 basis points between January 1, 2004 and May 1, 2004.

During this same period, the Amplified Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo) (the “IPCA Index”), published by a public entity (“IBGE”—Brazilian Institute of Geography and Statistics), was 12.5% in 2002 and 9.3% in 2003. The IPCA Index measures the variations of living cost of the population earning up to a level equal to forty times the minimum wage, considering food, transportation, housing, etc. There are some discrepancies between the inflation rates and the living cost of this economic class.

Notwithstanding the measures described above, inflation rates for the years ended December 31, 2002 and 2003, as measured by the Índice Geral de Preços — Disponibilidade Interna (General Price Index — Domestic Availability) (the “IGP-DI Index”) published by the private Brazilian economic research organization Fundação Getúlio Vargas were 26.4% and 7.7%, respectively. The 12-month accumulated IGP-DI Index registered 8.0% as of May 31, 2004.

If any events similar to these were to continue or recur in the future, they could adversely affect our business, our results of operations, our financial condition and the market price of our securities.

The Brazilian monetary policy has resulted in unstable exchange rates and interest rates in recent years. In particular, the government has allowed the real to devalue and has managed interest policy in an effort to achieve stable inflation rates and stable growth rates. Future currency devaluations and future fluctuations in exchange rates could adversely affect the economic environment in Brazil and our business. Any such conditions could also increase our borrowing costs.

Any increase in taxes levied on the telecommunications sector could affect the results of our operations

Increases in Brazil’s already high level of taxation could adversely affect our profitability. Increases in taxes for the telecommunication sector usually result in higher tariffs for our customers. High tariff levels generally result in lower levels of usage of our services and, therefore, lower net sales. Lower net sales result in lower margins because a significant portion of our costs are fixed and thus do not vary substantially based on the level of usage of our network or our services. We cannot assure you that the Brazilian government will not increase current tax levels, at state and/or federal levels, and that this will not adversely impact our business. For a further discussion of the impact of taxation on our business, see “Item 10. Additional Information — Taxation” in our Form 20-F.

The proposed changes in Brazilian labor law may affect labor relations

On December 5, 2001, the House of Representatives approved a bill which proposed amendments to the Brazilian Labor Law (Consolidação das Leis do Trabalho, “CLT”). However, under the new administration of President Luiz Inácio Lula da Silva, the bill was withdrawn from the Senate and new efforts to implement a revision of the CLT were initiated. In April 2003, the Lower House reopened the discussions regarding amendments to the CLT, and a definition of those discussions is expected by 2005. According to the system currently in force, labor relations are heavily regulated. Although still protecting fundamental labor rights, the committee in charge of the preparation of a new bill has proposed to include more flexibility in the rules regulating labor relations in Brazil, allowing for employers and employees to negotiate certain aspects of the employment relations. It is not clear whether the amendments, if approved by the Congress, would be well accepted by employees of Brazilian companies, including us, and their respective unions. These amendments, if implemented, may adversely impact us in the future.

Devaluation of the real may lead to substantial losses on our liabilities denominated in or indexed to foreign currencies

Prior to 1999, the Central Bank has periodically devalued the Brazilian currency during the last four decades. Since 1999, exchange rates have been determined by the market. The exchange rate between the real and the US dollar has varied significantly in recent years. For example, the real/US dollar exchange rate increased from R$1.9554 per US dollar on December 31, 2000 to R$3.5333 on December 31, 2002. In 2003, the real strengthened against the US dollar. On December 31, 2003, the real/US dollar exchange rate was R$2.8892 per US dollar and on June 15, 2004, the real/US dollar exchange rate was R$3.1380 per US dollar. See “Exchange rates.” A significant amount of our financial assets and liabilities are denominated in or indexed to foreign currencies, primarily US dollars. When the Brazilian currency is devalued, we incur losses on our liabilities denominated in or indexed to foreign currencies, such as our US dollar-denominated long-term debt and foreign currency loans, and experience gains on our monetary assets denominated in or indexed to foreign currencies, as the liabilities and assets are translated into reais. If a devaluation occurs when the value of such liabilities significantly exceeds the value of such assets, including any financial instruments entered into for hedging purposes, we could incur significant losses, even if their value has not changed in their original currency. We currently hedge most of our foreign currency loans. If the cost of hedging instruments becomes very high in Brazil, we may incur substantial losses.

We may not be able to make payments in US dollars on our US dollar obligations

In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of Brazilian or foreign persons or entities to convert reais into foreign currencies generally, and US dollars in particular. The government may institute a restrictive exchange control policy in the future. Any restrictive exchange control policy could prevent or restrict our access to US dollars to meet our US dollar obligations and could also have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures.

If Brazil experiences substantial inflation in the future, our margins and our ability to access foreign financial markets may be reduced

Brazil has in the past experienced extremely high rates of inflation, with annual rates of inflation during the last ten years reaching as high as 2,708% in 1993 and 1,093% in 1994. More recently, Brazil’s rates of inflation, as measured by the IGP-DI Index, were 9.8% in 2000, 10.4% in 2001, 26.4% in 2002 and 7.7% in 2003. Inflation itself and governmental measures to combat inflation have in the past had significant negative effects on the Brazilian economy. Inflation, actions taken to combat inflation and public speculation about possible future actions have also contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets. If Brazil experiences substantial inflation in the future, our costs may increase and our operating and net margins may decrease. Inflationary pressures may also curtail our ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy.

Adverse changes in Brazilian economic conditions could cause an increase in customer defaults on their outstanding obligations to us, which could materially reduce our earnings

Our business is significantly dependent on our customers’ ability to make payments on their accounts and meet their other obligations to us. If the Brazilian economy declines because of, among other factors, the level of economic activity, devaluation of the real, inflation, or an increase in domestic interest rates, a larger portion of our customers may not be able to pay their accounts when due, which would increase our bad debt expense and could reduce our net earnings.

Risks Relating to Our Business

We are subject to financial covenants and other contractual provisions under our existing indebtedness. If we cannot achieve compliance with these provisions or obtain waivers or amendments thereto, this could lead to the acceleration of our relevant debt

The agreements that govern our debt contain a number of significant covenants that could adversely impact our business. In December 1999, Telemar entered into bridge loan agreements in the amount of R$400 million with Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”). In December 2000, Telemar renegotiated the terms of these bridge loan agreements and entered into two new loan agreements (which were denominated 72.2% in reais and 27.8% in a basket of foreign currencies at December 31, 2003) between the same parties, guaranteed by TNL (the “BNDES Facilities”). Such BNDES Facilities provide a credit line of up to R$2.7 billion, payable in equal monthly installments beginning in January 2002 with final maturity in January 2008. Of this total, 30% of the credit line was disbursed directly from BNDES and the other 70% was disbursed through a syndicate of banks led by Banco Itaú S.A. and Banco do Brasil S.A. The interest rate on the local currency portion of the BNDES Facilities is the floating long-term interest rate of BNDES (TJLP) plus 3.85% per year, and, on the foreign currency portion, the exchange variation of the basket of currencies plus 3.85% per year. TJLP interest rates are determined quarterly by the Central Bank and the basket of currencies is determined by BNDES on a quarterly basis. As of December 31, 2003, R$2,237.9 million (including accrued, unpaid interest) was outstanding. See “Item 5. Operating and Financial Review and Prospects—Sources of Funds” in our Form 20-F.

The BNDES Facilities require that we comply with certain financial covenants. As of December 31, 2003, we were not in compliance with some of these financial covenants. Banco Itaú and Banco do Brasil, as leaders of the syndicate of lenders, and BNDES granted us a temporary waiver in exchange for certain increases in the interest rate payable under the BNDES Facilities until January 1, 2005. See “Item 13. Defaults, Dividends Arrearages and Delinquencies” in our Form 20-F.

We cannot assure you that we will be in compliance with all of the financial covenants of the BNDES Facilities on or after January 1, 2005. We also cannot assure you that if we were to require additional waivers in the future, that any such waivers will be available at such time or that the amount of compensation that the syndicate of lenders will demand for such waivers will be commensurate with the fees paid in the past in respect of such waivers. In the event that we are not in compliance with our financial covenants under these or other financing agreements and we cannot secure additional waivers, our debt under the BNDES Facilities and, as a consequence, certain other financing agreements may be accelerated.

The fixed-line telecommunications market may not continue to grow or may grow at a slower rate

We derive most of our revenue from our fixed-line telecommunications services. Our ability to increase our business depends partially on continuing economic development in Brazil. In March 2001 we acquired a license to provide wireless telecommunications services in Region I at a cost of R$1.1 billion, the last installment of which, R$610 million, was paid in February 2002. In 2001, we built our wireless network at a capital cost of approximately R$1.2 billion, and on June 26, 2002, we launched our wireless telecommunications services, through Oi. In 2003, our revenues from Oi’s wireless services represented 7% of our total gross operating revenues. Our ability to build and grow our wireless subscriber base and revenues from wireless services depends on the continuing development and growth of the wireless telecommunications industry in Brazil. Continuing growth of the wireless telecommunications market depends on many factors beyond our control, such as economic, technological or other developments, which may result in a slowdown in growth or a reduction in demand for fixed-line and wireless telecommunications services, and therefore harm our business and revenues.

The Brazilian telecommunications industry is competitive. Competition may lead to a reduction in revenues and a reduction in our operating margins

Until 2000, we were the sole fixed-line local service provider in Region I. In 2000, Vesper S.A. began offering local and intra-regional fixed-line services in Region I. Until 2002, we had two other competitors, Embratel Participações S.A. (“Embratel”) and Intelig Telecomunicações Ltda. (“Intelig”), in the market for intra-regional, inter-regional and international long distance services. The Brazilian government continues to open the telecommunications market to new competitors. In 2002, Embratel was authorized to provide local services in Region I. Telecomunicações de São Paulo S.A. (“Telesp”) also received authorization to provide local, domestic and international long distance services in our region, as we were authorized to provide local services in Regions II and III. Both Embratel and Telesp started to offer services in our region as of the end of the first quarter of 2003. Such competition for local and long distance customers may require us to increase our marketing expenses and our capital expenditures and/or reduce our rates, and may cause a decrease in our market share of local and long distance services, in each case leading to a reduction in our profitability.

Telmex, the leading Mexican telecom provider, has recently consummated its acquisition of MCI’s controlling interest in Embratel, one of Telemar’s chief competitors. This sale is likely to have some impact on Telemar’s competitive environment. MCI has been engaged in a Chapter 11 reorganization process since October 2003, and Telmex possesses a strong balance sheet as well certain potentially complimentary telecoms activities in the region. The prospects of the sale could cause Embratel’s debt ratings to be raised, which could reduce its costs of borrowing. Further, America Movil, a related party to Telmex, is the controlling shareholder of important mobile operators in Brazil which, operating under the brand “Claro,” occupy the second largest position in the wireless market in Brazil. Telmex is already present in Brazil also through data-related assets that have been recently acquired from AT&T Latin America. Telmex has also announced its acquisition of an interest in Net Serviços, one of Brazil’s largest cable television companies. The potential synergies between Telmex’s telecommunication activities in Brazil can be expected to increase competition, particularly in the corporate market. See “Item 4. Information on the Company—Competition” in our Form 20-F.

Embratel has since filed two charges alleging anti-trust violations with CADE, Anatel and the Secretariat of Economic Defense against the three parties (Telemar, Brasil Telecom and Telesp) who participated in the group that bid for the controlling interest in Embratel. We believe that none of our actions represent any violation of the matters contained in such charges. If Embratel’s claims are ultimately deemed valid, Telemar, Brasil Telecom and Telesp may be subject to penalties imposed by the relevant regulations. At this time, we cannot predict the likelihood of success of these administrative proceedings, nor can we predict the magnitude of any such penalties based on the information provided to us by CADE and the Secretariat of Economic Defense.

In the market for wireless telecommunications services, we compete primarily with four other telecom groups that provide such services in Region I. These groups consist of the following companies: (i) a joint venture between Telefonica and Portugal Telecom (marketed under the new brand name Vivo) which is present in all of Region I, except in some Northern states and in the state of Minas Gerais, (ii) the Telecom Americas Group, controlled by the Mexican company América Móvil (marketed under the brand name Claro), which is present in all of Region I, except in some Northern states and in the state of Minas Gerais, (iii) TIM Brasil, a subsidiary of Telecom Italia Mobile, which is present in all of Region I, and (iv) Telemig Celular in the state of Minas Gerais and Tele Norte Celular in some of the Northern areas of Region I, both of which are controlled by Banco Opportunity, a private Brazilian investment bank, and by several Brazilian pension funds. Competition for wireless telecommunications customers may require us to increase our costs and marketing expenses or provide services at lower rates than those we currently expect to charge for such services. These and other factors could affect our business, results of operations and future condition.

In order to stimulate increased competition in local services, Anatel, the national regulatory telecommunications agency, requires that we unbundle our local network allowing other companies to offer services using our platform. On May 12, 2004, Anatel set forth certain terms and conditions to be followed in order to make our local access network available to our competitors. The two types defined by Anatel were line sharing and full unbundling. There is a risk that competition for our high-end customers could increase and adversely affect our business and results of operations. For further discussion on possible decisions on unbundling rates by Anatel, please refer to “Item 4. Information on the Company—Regulation of the Brazilian Telecommunications Industry—Unbundling of Local Network” in our Form 20-F.

Competition in data transmission services is not subject to regulatory restriction. The market is open to a great number of competitors. Increasing competition in data services may lead to rate reductions in this segment, also affecting the revenues we generate in this business.

We depend on other telecommunications services providers. We may not be able to enter into favorable interconnection agreements

In order to receive or send calls from or to customers of other fixed-line and wireless Brazilian networks and international networks we must interconnect with the networks of our competitors. The Brazilian General Telecommunications Law requires all telecommunications service providers to interconnect their networks with those of other providers on a non-discriminatory basis. The rates to be paid by one network operator to the other for the use of each other’s network are currently regulated by Anatel. As of July 2004, interconnection rates for wireless operators are freely negotiated, so that if Telemar or Oi are not able to negotiate favorable interconnection agreements in the future, despite any potential intervention by Anatel under its legal power to establish the terms of agreements between telecommunications companies that cannot agree on interconnection rates and terms, our operating and financial results may be adversely impacted.

Our business is highly regulated. Changes in regulations or our failure to meet obligations set forth in Telemar’s concession or the extension of Telemar’s concession may adversely impact our business

Our industry is highly regulated by Anatel. Anatel regulates Telemar’s tariffs, quality of service and network expansion, as well as competition between carriers. Changes in laws and regulations, grants of new concessions or licenses or the imposition of additional costs of network expansion, among other factors, may adversely affect our operations and financial results.

Telemar has been granted a concession to operate fixed-line telecommunications services in Region I pursuant to a concession agreement dated as of June 2, 1998 (the “Concession Agreement”), the initial term of which is scheduled to expire on December 31, 2005. Telemar has the right to extend its concession for another 20 years, beginning January 1, 2006. On June 20, 2003, Anatel approved a form of extension to the Concession Agreement, under which all fixed-line telecommunications incumbents will operate as of January 1, 2006 (the “Form of New Concession Agreement”). On June 30, 2003, we notified Anatel of our intention to extend Telemar’s current concession. Telemar and Anatel are expected to formally enter into a new concession agreement by the end of 2005. Although we believe that an extension of our Concession Agreement will be granted, we cannot assure you of such fact.

The Form of New Concession Agreement contains new terms reflecting the adoption by Anatel of a new Plano Geral de Outorgas (“General Plan on Quality”) and a new Plano Geral de Metas de Universalizacao (“General Plan on Universal Service”), which terms relate in part to (i) new universalization targets, (ii) changes in local tariff measurement criteria from pulse to minute measurement (to be implemented after January 1, 2006), (iii) changes in tariff adjustment formulas, including the creation of a telecommunications industry index and new parameters for local interconnection rates (to be implemented after January 1, 2006) and (iv) fixed line local number portability (to be implemented after January 1, 2006). We may disagree with a number of these new terms if, upon implementation, they do not take into account the current cost and investments already made in order to achieve the targets established in the existing Concession Agreement. We also disagree with the new universal service targets having to be financed at the expense of the incumbent companies and with the elimination of the use of the IGP-DI Index to determine the annual inflation-based adjustments to the tariff rates. See “Item 4. Information on the Company—Rates—Anatel Rate adjustment dispute” and “Item 5. Operating and Financial Review and Prospects—Rate Readjustment” in our Form 20-F. These changes could, in each case, alter the financial equilibrium of the Concession Agreement and adversely affect our business and results of operations.

In the event that some of these new terms are implemented in a manner that we understand may endanger the financial equilibrium of our Concession Agreement, we may challenge the inclusion of some of these new terms in the concession agreement that Telemar expects to enter into with Anatel prior to January 1, 2006, in an administrative proceeding with Anatel or in the Brazilian court system. However, we cannot assure you that we will be able to obtain more favorable terms.

In the event of the expiration or early termination of Telemar’s Concession Agreement, Telemar will no longer be able to provide fixed-line telecommunications services under such concession and, in that case, Anatel would have the right to occupy Telemar’s properties and use its equipment and employees necessary to provide such services. However, Telemar would have the right if there is such an early termination of the concession to receive an indemnity in an amount equivalent to the undepreciated and unamortized portion of Telemar’s assets necessary for rendering services under the concession. If Telemar’s concession expires and is not renewed, or is terminated, our business, results of operations and financial condition will be adversely affected.

Telemar’s concession requires us to meet certain network expansion and quality of service obligations in each of the states in Region I. In the event of non-compliance with Anatel targets in any one of the Brazilian states, Anatel can establish a deadline for achieving the targeted level of such service, impose penalties, and, in extreme situations, terminate Telemar’s concession for the non-complying state. See “Item 4. Information on the Company—Regulation of the Brazilian telecommunications industry” in our Form 20-F.

Telemar’s concession established the maximum rates that Telemar is allowed to charge for various fixed-line telecommunications services. These maximum rates are readjusted annually in accordance with a formula established in the concession which takes into account inflation and productivity as determined in the Concession Agreement. However, the applicability of such formula is currently in dispute, as discussed in “Item 4. Information on the Company—Rates—Anatel Rate adjustment dispute” in our Form 20-F.

After the new government took office on January 1, 2003, some of the members of Lula’s administration advocated the need to revise the model of the regulatory agencies in Brazil, including Anatel, in order to make them more responsive to the respective ministries. In the case of Anatel, this is the Ministry of Communications. The loss of Anatel’s independence could pose a material risk to our business, given the importance of the guarantee of the economic equilibrium of the concessions and the relative stability of the existing rules.

Such a risk, however, has been considerably minimized with a new legal project that was submitted by the government to the Congress in April 2004, which is currently being analyzed. This legal project would ensure the maintenance of Anatel as the entity primarily responsible for regulation of the telecommunications industry and would ensure its independence.

A Commission in Brazil’s lower house of Congress approved a bill that would prohibit Brazilian telecommunications carriers from charging customers a monthly fee for maintaining their lines. In order to become law, the bill would still need to be approved by several commissions before being submitted to a vote by the house as a whole, as well as the Senate, before it is implemented. If implemented, we expect that we (along with other affected Brazilian telecommunications providers) likely would be able to seek compensation through other fee adjustments within the Anatel rate structure.

We are controlled by one majority shareholder, Telemar Participações. Telemar Participações has had and is expected to continue to have a significant influence on our success.

As of December 31, 2003, Telemar Participações owned 53.2% of our outstanding common shares. Through the ownership of a majority of our voting shares, Telemar Participações appoints the majority of our board of directors and influences our business strategy, but does not have any extraordinary voting or veto rights. Telemar Participações is owned by a consortium of companies which includes a subsidiary of BNDES. In the past, we have entered into a management services agreement with Telemar Participações that requires Telemar to pay Telemar Participações a fee in exchange for monthly management services they provide. The agreement and fee has not been renewed or approved as of the date of this report. We are not certain whether such management services agreement will be renewed, or the terms of any such renewal, but the terms of any such agreement will require the approval of a majority of our shareholders at an extraordinary general meeting. The payment made to Telemar Participações under the management services agreement for the year 2003, in the amount of R$25.4 million, was recorded as general and administrative expenses. For a further description of the management services agreement see “Item 7. Major shareholders and related party transactions—Telemar management services agreement” and “Item 10. Additional Information—Material Contracts” in our Form 20-F.

The telecommunications industry is subject to rapid and constant changes in technology. Our ability to remain competitive depends on our ability to implement new technology, and it is difficult to predict how these changes will affect our business

The telecommunications industry is subject to rapid and constant changes in technology. Such rapid changes in technology may render our equipment, services and technology inefficient, uncompetitive or obsolete. We cannot assure you that we will be able to remain competitive by adopting, in a timely fashion, such new technologies as they are developed.

The wireless telecommunications industry is, in particular, experiencing significant technological development, ongoing improvements in the capacity, quality and data transmission speed of digital technology, shorter development cycles for new cycles and changes in end-user needs and preferences. Alternative technologies may be developed that are superior to those that Oi is able to provide today. In addition, Anatel is expected to auction 3G (“third generation”) wireless telecommunications licenses in 2005 or 2006, which will allow purchasers of such licenses to adopt technology platforms that will offer more advanced wireless services than Oi’s current GSM technology platform. We cannot assure you that we will be able to remain competitive by adopting, in a timely manner, such new technologies as they are developed.

We have a substantial amount of existing debt, which could restrict our financing and operating flexibility and have other adverse consequences

As of December 31, 2003, we had a total consolidated debt of R$12.2 billion and a ratio of debt to equity of 1.42. We are subject to certain financial covenants in our outstanding indebtedness, details of which are described in “Item 5. Operating and Financial Review and Prospects—Sources of funds” in our Form 20-F.

Our existing level of indebtedness and the requirements and limitations imposed by our debt covenants could have important adverse consequences, including:

•	reducing our ability to satisfy our obligations with respect to our debt obligations;

•	requiring us to divert a substantial portion of our cash flow to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limiting our ability to refinance our debt obligations or incur new debt needed to finance our working capital, capital expenditure or other requirements;

•	limiting our flexibility in reacting to and planning for changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage compared to some of our competitors;

•	limiting our ability to make investments; and

•	limiting our ability to merge, consolidate or dispose of assets.

If our growth in revenues slows or declines in a significant manner, for any reason, we may not be able to continue servicing our debt. If we are unable to meet our debt service obligations or comply with our debt covenants, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all. For more information regarding the covenants of our loan agreements, see “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources—Sources of Funds” and “Item 13. Defaults, Dividend Arrearages and Delinquencies” in our Form 20-F.

We are subject to delays and delinquency on accounts receivable and to several legal and administrative proceedings

Based on advice from our external legal consultants, we classify our risk of loss from such proceedings as “probable,” “possible” and “remote.” We make provisions for probable claims but do not make provisions for possible and remote claims. We currently have provisioned R$1,206.8 million for probable claims as of December 31, 2003. If our liability from such claims exceeds the provisioned amount, our financial condition may be adversely impacted. See “Item 5. Operating and Financial Review and Prospects—Critical Accounting Policies and Estimates—Contingencies” and “Item 8. Financial Information—Legal Proceedings” in our Form 20-F.

In 2003, we recorded expenses with provisions for doubtful accounts in the amount of R$597.6 million, primarily due to subscribers’ delinquencies. Strict regulation from Anatel prevents us from implementing certain policies that could have the effect of reducing delinquency, such as service restrictions or limitations on the types of services provided based on a subscriber’s credit record. If we are unable to implement policies to limit subscriber delinquencies or otherwise select our customers, persistent subscriber delinquencies and bad debt can adversely affect our financial results. See “Item 5. Operating and Financial Review and Prospects—Critical Accounting Policies and Estimates—Provision for Doubtful Accounts” in our Form 20-F.

FORWARD-LOOKING STATEMENTS

This prospectus and our reports filed with the SEC contain forward-looking statements. We may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our and our management’s beliefs and expectations are forward-looking statements. All forward-looking statements involve risks and uncertainties. Many of the forward-looking statements contained herein are identified by the use of forward looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “estimate” and “potential,” among others. These statements appear in a number of places herein and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	the competition in the Brazilian telecommunications sector;

•	the cost and availability of financing;

•	the performance of the Brazilian economy in general;

•	the levels of exchange rates between Brazilian and foreign currencies; and

•	the Brazilian government’s telecommunications policy.

Accordingly, our actual results of operations may be different from our current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not assume any obligation to update them in light of new information or future developments. Factors that might affect such forward-looking statements include, among other things:

•	overall economic and business conditions;

•	the demand for our goods and services;

•	competitive factors in the industries in which we compete;

•	changes in the regulatory framework for the telecommunications industry in Brazil;

•	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

•	the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures;

•	interest rate fluctuations and other changes in borrowing costs;

•	other capital market conditions, including foreign currency rate fluctuations;

•	economic and political conditions in Brazil and in the international markets, including governmental changes and restrictions on the ability to transfer capital across borders; and

•	the impact of fluctuations in the price of our shares.

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in this prospectus and our reports filed with the SEC.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for the old notes as described in this prospectus upon our receipt of the old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

The net proceeds from the sale of the old notes (on December 18, 2003) were approximately US$293,460,000. We used those net proceeds for our general corporate purposes.

EXCHANGE RATES

There are two principal foreign exchange markets in Brazil:

•	the “commercial rate exchange market,” and

•	the “floating rate exchange market.”

In both markets, rates are freely negotiated but may be strongly influenced by interventions of the Central Bank. In 1999, the Central Bank unified the exchange positions of the Brazilian banks in the floating rate exchange market and commercial rate exchange market, which led to a convergence in the pricing and liquidity of both markets. Since February 1, 1999, the floating market rate has been the same as the commercial market rate. However, there can be no assurance that the rates will continue to be the same in the future. Despite the convergence in the pricing and liquidity of both markets, each market continues to be regulated differently.

Most trade and financial foreign exchange transactions are carried out on the commercial rate exchange market. These transactions include the purchase or sale of shares or the payment of dividends or interest with respect to shares. Purchase of foreign currencies in the commercial market may be carried out only through a Brazilian bank authorized to buy and sell currency in that market.

From its introduction on July 1, 1994 through March 1995, the real appreciated against the US dollar. In 1995, the Central Bank announced that it would intervene in the market and buy or sell US dollars, establishing a band in which the exchange rate between the real and the US dollar could fluctuate. This policy resulted in a gradual devaluation of the real relative to the US dollar. On January 13, 1999, the band was set between R$1.20 and R$1.32 per US$1.00. Two days later, on January 15, 1999, due to market pressures, the Central Bank abolished the band system and allowed the real/US dollar exchange rate to float freely. Since then, the real/US dollar exchange rate has been established by the interbank market, and has fluctuated considerably. In the past, the Central Bank has intervened to control unstable movements in the foreign exchange rate. It is not possible to predict whether the Central Bank will continue to let the real float freely or whether the real will remain at its present level. Accordingly, it is not possible to predict what impact the Brazilian government’s exchange rate policies may have on us. The Brazilian government could impose a band system in the future or the real could devalue or appreciate substantially. For more information on these risks, see “Risk Factors—Risks Relating to Brazil.”

The following table sets forth the noon buying rate expressed in reais per US dollar for the periods indicated.

Period	Period end	Average for period(1)	High	Low
1999	1.8090	1.8640	2.2000	1.2074
2000	1.9510	1.8350	1.9840	1.7230
2001	2.3120	2.3530	2.7880	1.9380
2002	3.5400	2.9945	3.9450	2.2730
2003	2.8950	3.0584	3.6640	2.8230

Period	Period end	Average for period(2)	High	Low
March 2004	2.9070	2.9067	2.9400	2.8680
April 2004	2.9440	2.9079	2.9590	2.8740
May 2004	3.1110	3.1023	3.2085	2.9620
June 2004	3.1050	3.1293	3.1620	3.1030
July 2004	3.0275	3.0384	3.0830	2.9980
August 2004	2.9400	3.0018	3.0580	2.9400

(1)	Average of the rates on the last day of each month in the period.
(2)	Average of the rates on each day in the period.

Source: Federal Reserve Bank of New York.

On September 21, 2004 the noon buying rate was R$2.8755 to US$1.00.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The table below presents selected consolidated financial information as of and for the periods indicated. The information below should be read in conjunction with, and is qualified in its entirety by reference to, our audited and unaudited consolidated financial statements and notes thereto incorporated by reference in this prospectus and “Item 5. Operating and Financial Review and Prospects” in our Form 20-F, as well as the section entitled “Presentation of Financial Information” in this prospectus.

The Consolidated Financial Statements have been prepared in accordance with the accounting principles established under Brazilian GAAP. Brazilian GAAP differs in certain material respects from US GAAP. See “Item 5. Operating and Financial Review and Prospects—US GAAP Reconciliation” in our Form 20-F and Note 34 to the Consolidated Financial Statements in our Form 20-F for a summary of the differences between Brazilian GAAP and US GAAP, Notes 36 and 38 in our Form 20-F for a reconciliation to US GAAP of shareholders’ equity as of December 31, 2002 and 2003, and Notes 35 and 37 in our Form 20-F for net income for the years ended December 31, 2001, 2002 and 2003.

Selected Financial Information

	Year ended December 31,
	1999	2000	2001	2002	2003
Income Statement Data

Brazilian GAAP
Net operating revenue	6,222,305	8,126,990	10,103,066	11,873,953	14,002,804
Cost of services	(4,527,392)	(5,294,442)	(6,806,635)	(8,200,945)	(8,684,542)

Gross profit	1,694,913	2,832,548	3,296,431	3,673,008	5,318,262
Operating expenses	(1,597,021)	(1,593,384)	(2,666,205)	(2,201,471)	(2,780,235)

Operating income before interest	97,892	1,239,164	630,226	1,471,537	2,538,027
Interest income	213,117	274,163	494,442	384,470	567,428
Interest expense	(255,446)	(323,119)	(918,754)	(2,408,616)	(2,672,929)

Operating income from operations	55,563	1,190,208	205,914	(552,609)	432,526
Net non-operating income (loss)	(43,508)	15,884	(2,120)	28,448	(68,560)
Employees’ profit sharing	(26,767)	(64,831)	(28,410)	(130,893)	(118,389)

Income (loss) before taxes and minority interest	(14,712)	1,141,261	175,384	(655,054)	245,577
Income tax and social contribution	68,719	(174,638)	21,679	371,312	112,620
Minority interests	41,679	(257,216)	(56,685)	(131,856)	(145,484)

Net income (loss)	95,686	709,407	140,378	(415,598)	212,713

Net income (loss) per thousand shares (in reais)	0.29	1.92	0.38	(1.11)	0.56
Dividends per thousand Preferred Shares (in reais)	0.67	0.67	0.81	1.33	0.90
Dividends per thousand Common Shares (in reais)	0.67	0.67	0.81	1.33	0.90
Shares outstanding at the balance sheet date (thousands)	330,574,528	369,752,180	369,469,693	375,065,248	381,776,628

	Year ended December 31,
	1999	2000	2001	2002	2003
US GAAP
Income (loss) before taxes and minority interests	(199,829)	1,588,676	(390,515)	(2,515,013)	1,679,474
Net income (loss)	31,633	962,378	(90,055)	(1,392,537)	976,728

Net income (loss) applicable to each class of shares:
Preferred	19,905	633,840	(60,734)	(932,945)	654,315
Common	11,728	328,538	(29,321)	(459,592)	322,413
Net income (loss)	31,633	962,378	(90,055)	(1,392,537)	976,728

Net income (loss) per thousand shares:
Common shares—Basic	0.09	2.71	(0.24)	(3.73)	2.57
Common shares—Diluted	0.09	2.64	(0.24)	(3.73)	2.57
Preferred shares—Basic	0.09	2.71	(0.24)	(3.73)	2.57
Preferred shares—Diluted	0.09	2.64	(0.24)	(3.70)	2.56
Weighted average shares outstanding:
Common shares—Basic	123,543,506	121,768,289	120,154,738	123,170,734	125,283,880
Common shares—Diluted	123,543,506	121,768,289	120,154,738	123,170,734	125,283,880
Preferred shares—Basic	209,689,764	234,924,679	248,880,409	250,029,329	254,255,621
Preferred shares—Diluted	209,689,764	234,959,538	249,815,220	252,305,316	255,934,666

Balance Sheet Data

Brazilian GAAP
Property, plant and equipment, net	12,031,044	12,199,500	18,146,569	16,842,860	14,900,253
Intangible assets, net				1,456,182	1,350,891
Total assets	18,054,023	19,471,641	26,766,016	27,397,842	29,103,993
Share capital and capital reserves	6,217,038	5,004,472	5,013,507	5,013,507	5,013,507
Shareholders’ equity (1)	11,470,183	10,331,447	10,023,273	9,120,138	8,544,633

US GAAP
Property, plant and equipment, net	13,119,250	13,242,583	17,616,095	17,172,579	15,031,785
Intangible assets, net			1,163,976	1,304,097	1,766,652
Total assets	17,702,003	20,561,614	27,006,952	27,785,362	29,033,470
Share capital and additional paid in capital	4,721,231	5,121,988	5,290,391	5,457,996	5,625,601
Shareholders’ equity(1)	10,302,577	10,977,169	10,503,092	8,785,665	8,792,218

(1)	Includes dividends and interest on capital, which is an alternative method under Brazilian GAAP to distribute dividends to shareholders. See “Item 10. Additional Information—Taxation—Distribution of interest on capital” in our Form 20-F.

DESCRIPTION OF THE NEW NOTES

References to the notes are to the new notes, except where the context indicates otherwise. References to holders mean those who have new notes registered in their own names, on the books that TNL or the trustee maintains for this purpose, and not those who own beneficial interests in new notes issued in book-entry form through The Depository Trust Company (“DTC”) or in new notes registered in a street name. Owners of beneficial interests in the new notes should read “Form of New Notes; Clearing and Settlement.” References to the indenture include the indenture referred to below as amended or supplemented.

General

The new notes will be governed by an indenture, dated as of December 18, 2003, among TNL, HSBC Bank USA, National Association, as trustee, registrar, New York paying agent and transfer agent, and J. P. Morgan Trust Bank LTD., as principal paying agent.

The new notes will be identical in all material respects to the old notes, except that we will register the new notes under the Securities Act and they will therefore not bear legends restricting their transfer. The new notes and the old notes will be considered to be a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase.

The new notes will have the following basic terms:

•	The notes will be issued in an aggregate principal amount of up to US$300,000,000. The principal amount of the new notes will be payable in full in a single payment upon maturity unless redeemed earlier or extended pursuant to the terms of the indenture.

•	The new notes will bear interest at a fixed rate of 8.0% per annum from the date of issuance until all required amounts due in respect thereof have been paid. Interest on the new notes will be paid semiannually in arrears on June 18 and December 18 of each year, commencing June 18, 2004, to the noteholders registered as such as of the close of business on a record date being the tenth business day preceding such payment date. Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months.

•

The trustee initially will have access to reserves comprised of Qualifying Instruments (as defined below) in the form of (i) a deposit into a segregated non-interest bearing reserve account with the trustee in the trustee’s name and under its sole dominion and control for the benefit of the noteholders, (ii) one or more irrevocable standby letters of credit issued by financial institutions meeting specified criteria or (iii) any combination of (i) and (ii) above, in each case in an aggregate amount which represents the Required Amount (as defined below). A letter of credit has been issued by Credit Suisse First Boston-Cayman Branch in respect of the Required Amount. Any letter of credit may be replaced by amounts deposited into the reserve account and the letter of credit may be allowed to lapse under certain circumstances. To the extent that the amounts available under the Qualifying Instruments exceed the Required Amount on any payment date and all, or a portion, of such excess is on deposit in the reserve account, the trustee shall withdraw any such excess from the amount on deposit in the reserve account and apply such excess to pay amounts then due under the new notes and the indenture. See “—The Required Amount.”

•	The trustee, on behalf of the noteholders, will be the beneficiary of the insurance policy pursuant to which the insurers will be obligated to pay, subject to certain conditions and limitations, an amount in US dollars equal to twelve months of interest on the new notes at the initial note rate and, in certain circumstances, amounts representing additional premiums due under the insurance policy after the expected maturity date, upon the occurrence and continuation of a specified Currency Inconvertibility/Non-Transfer Event (described under “The insurers and the insurance policy—The insurance policy”). The insurance policy may be cancelled at the request of TNL after the third anniversary of the closing date of the old notes in the event that Moody’s confirms that the credit rating of the notes after giving effect to such cancellation is at least “Baa3.” See “The insurers and the insurance policy.”

Extension of the Expected Maturity Date

The new notes will mature on December 18, 2013, but this expected maturity date can be extended by up to eighteen months if on or before the business day prior to the expected maturity date TNL delivers a certificate to the trustee stating that (i) either (a) the insurance policy is in effect and the amount of all Qualifying Instruments is at least equal to the Required Amount (as defined in —The Required Amount” below) or (b) the insurance policy is not in effect and the amount of all Qualifying Instruments is at least equal to the Required Amount and (ii) a Currency Inconvertibility/Non-Transfer Event is continuing. If the circumstances described in (i) and (ii) above have occurred and are continuing on the expected maturity date, the expected maturity date will be extended to a final maturity date, which shall be the earliest to occur of (i) June 18, 2015 (a date which is eighteen calendar months after the expected maturity date), (ii) the latest date for which funds are available in all Qualifying Instruments and under the insurance policy to pay scheduled interest on the notes in full, and (iii) 30 calendar days after the date on which such events have ended. In the case of any extension of the expected maturity date as described above, the expected maturity date shall be considered a payment date under the terms of the indenture, and interest at the note rate shall be due on the notes on such expected maturity date and on each payment date occurring thereafter until the final maturity date. The extension of the expected maturity date shall not have any effect on the rights of the noteholders, including any right upon the occurrence of any event of default under the notes and the indenture.

Ranking

The new notes will be general unsecured and unsubordinated obligations of TNL and will rank pari passu amongst themselves and equal in right of payment with all other unsecured and unsubordinated obligations of TNL that are not, by their terms, expressly subordinated in right of payment to the new notes.

Further Issuances

The indenture by its terms does not limit the aggregate principal amount of notes that may be issued thereunder and permits the issuance, from time to time, of additional notes of the same series as is being offered hereby, provided that among other requirements (i) no default or event of default under the indenture shall have occurred and then be continuing or shall occur as a result of such additional issuance, (ii) such additional notes rank pari passu and have equivalent terms and benefits as the notes offered hereby, (iii) to the extent that the insurance policy has not been cancelled as permitted by the terms of the indenture (as described below), the amount of coverage provided under the insurance policy and the aggregate amount available in all Qualifying Instruments each have been increased proportionately to the amount of additional notes to be issued under the indenture, (iv) if the insurance policy is no longer in effect and has not been voluntarily cancelled pursuant to the indenture, the aggregate amount then available in all Qualifying Instruments has been increased proportionately to the amount of additional notes to be issued under the indenture, and (v) Moody’s has confirmed to the trustee in writing, prior to the issuance of such additional notes, that the issuance of such additional notes will not result in a lowering or a withdrawal of the then existing rating of the notes. Any additional notes will be part of the same series as the notes that TNL is currently offering and will vote on all matters with the notes as a single class.

Payments of Principal and Interest

Payment of the principal of the new notes, together with accrued and unpaid interest thereon at the note rate, or payment upon redemption prior to maturity, will be made only:

•	following the surrender of the new notes at the office of the trustee or any paying agent; and

•	to the person in whose name the note is registered as of the close of business, New York City time, on the due date for such payment.

Payments of interest on a note, other than the last payment of principal and interest or payment in connection with a redemption of the notes prior to maturity, will be made on each payment date to the person in whose name the note is registered at the close of business, New York City time, on the record date immediately preceding each such payment date, which shall be the date ten business days prior to such payment date.

Payments of principal and interest shall be made by depositing immediately available funds in US dollars into an account maintained by, or on behalf of, the trustee, acting on behalf of the noteholders.

The new notes will initially be represented by one or more global notes, as described herein. See “Form of New Notes; Clearing and Settlement.” Payments of principal and interest on the global notes will be made to DTC or its nominee, as the case may be, as registered holder thereof. It is expected that such registered holder of global notes will receive the funds for distribution to the holders of beneficial interests in the global notes. Neither TNL nor the trustee shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee or Euroclear or Clearstream. See “Form of New Notes; Clearing and Settlement.”

If any date for a payment of principal or interest or redemption is not a business day in the city in which the relevant paying agent is located, TNL will make the payment on the next business day in the respective city. No interest on the new notes will accrue as a result of this delay in payment.

TNL has appointed the principal paying agent to receive payment of the principal amount of and interest on the new notes. TNL will be required to make all payments of principal of and interest and other amounts on the new notes to the principal paying agent by 1:00 p.m. (New York City time) on the business day prior to the applicable payment date and otherwise in accordance with the terms of the indenture.

The receipt by the principal paying agent from TNL of each payment of principal, interest and/or other amounts due in respect of the new notes in the manner specified in the indenture and on the date on which such amount of principal, interest and/or other amounts are then due shall satisfy the obligations of TNL under the indenture and the new notes to make such payment to the noteholders on the due date thereof. TNL has agreed to indemnify the noteholders against failure on the part of the principal paying agent or any paying agent to pay any sum due in respect of the new notes.

Payments in respect of the new notes will be made in the coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt.

The trustee shall instruct the insurers to pay any compensation due under the insurance policy to the principal paying agent on behalf of the trustee. To the extent that funds are received in excess of those required to satisfy TNL’s obligations under the new notes and the indenture then due and payable, the principal paying agent shall deposit such excess amounts in a segregated account of the trustee until the next payment date when such funds shall be used by the trustee to satisfy TNL’ s obligations under the notes.

To the extent that the insurers have made payments under the insurance policy in respect of a claim, the trustee, under the terms of the insurance policy, will be required to reimburse the insurers for any such payment from any funds received from TNL prior to making any payments to noteholders in respect of any amount due to the noteholders under the indenture. To the extent that following such reimbursement to the insurers, the trustee has insufficient funds to make payments in full on the new notes, TNL shall be obligated to deposit such additional amounts with the trustee, or as the trustee directs, as may be necessary to make such payments. Any such payment shall be in addition to any other amounts due and owing to the noteholders on any such date.

In the case of amounts not paid by TNL under the new notes (after giving effect to any applicable grace period therefor), interest will continue to accrue on such amounts (except as provided below) at a rate equal to the default rate (i.e., 1% in excess of the note rate), from and including the date when such amounts were due (after giving effect to any applicable grace period therefor), and through but excluding the date of payment by TNL, as the case may be; provided, however, that interest on the new notes shall accrue at the note rate and not the default rate during the continuance of any suspension of TNL’s obligation to make payments under the indenture and the new notes where the noteholders are otherwise receiving payments of interest at the note rate from the insurers under the insurance policy, or otherwise and; provided further that, to the extent that TNL does not pay interest on any payment date, interest shall accrue (during the interest grace period and so long as no event of default has occurred and is continuing) on the amount of interest due on such payment date at a rate equal to the interest rate payable on the notes on the closing date of the old notes.

Subject to applicable law, the trustee and the paying agents will pay to TNL upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, noteholders entitled to these monies must seek payment from TNL.

Additional Support

The new notes will benefit from certain limited support provided by the Qualifying Instruments and the insurance policy. See “The insurers and the insurance policy—The insurance policy” and “—The Required Amount” below.

The Required Amount

The trustee has access to certain reserves for the benefit of noteholders consisting of specified qualifying instruments (“Qualifying Instruments”) in the form of (i) a deposit in a segregated non-interest bearing reserve account with the trustee in the trustee’s name and under its sole dominion and control for the benefit of the noteholders, or (ii) one or more irrevocable standby letters of credit or (iii) any combination of (i) and (ii), in each case in an aggregate amount equal to the Required Amount. A letter of credit was issued by Credit Suisse First Boston-Cayman Branch in respect of the Required Amount. TNL will not grant a security interest in the reserve account, or any investments on deposits therein, to the trustee. The trustee shall agree to hold such funds for the sole and exclusive benefit of the noteholders and TNL will agree that it shall have no interest in any of the Qualifying Instruments or the proceeds thereof. To the extent that the amounts available under the Qualifying Instruments exceed the Required Amount on any payment date and all, or a portion, of such excess is on deposit in the reserve account, the trustee shall withdraw any such excess from amounts on deposit in the reserve account and apply such excess to pay amounts then due on the notes and the indenture. Additionally, on the expected maturity date, to the extent that no Currency Inconvertibility/Non-Transfer Event shall have occurred and be continuing, the trustee shall apply the full amount of any cash on deposit in the reserve account to pay amounts due on the notes on the expected maturity date.

To the extent that any amount of coverage is available under the insurance policy, TNL shall, so long as no Currency Inconvertibility/Non-Transfer Event is continuing, be required to ensure that the amount available under the Qualifying Instruments is equal to the Required Amount, which shall equal the sum of the following items:

(i)	six months interest on the notes at the initial note rate;

(ii)	prior to TNL satisfying its obligations under the registration rights agreement, an amount equal to eighteen calendar-months interest on the notes at the additional rate of 0.5% payable as described under “Exchange offer;”

(iii)	90 days of interest (calculated at the initial note rate) on the amount of interest payable under the notes on a single interest payment date (calculated, until TNL satisfies its obligations under the registration rights agreement, at a rate equal to the sum of the initial note rate plus 0.5% per annum);

(iv)	an amount representing trustee fees due and payable by TNL to the trustee during any eighteen month period, but not representing any costs or expenses potentially due in any such period; and

(v)	any additional amounts as may be required as a result of the involuntary cancellation or termination of the insurance policy or certain other related events as contemplated herein and in clause (m) under “—Events of Default.”

The letter of credit issued by Credit Suisse First Boston-Cayman Branch, which names the trustee as the sole beneficiary thereof, is unconditionally drawable (subject to the delivery of certain customary certification documents) by the trustee at any time for payment directly into the reserve account in the event where a specified Currency Inconvertibility/Non-Transfer Event described under “The insurers and the insurance policy—The insurance policy” has occurred which results in TNL’s inability to satisfy its obligations to make payment under the indenture and the notes.

The trustee will be required to draw on the Qualifying Instruments in the case where a specified Currency Inconvertibility/Non-Transfer Event results in TNL’s inability to satisfy its obligations to make payments under the indenture and the notes. The trustee shall also be entitled to draw on any letter of credit (i) in the event that the financial institution issuing any such letter of credit has its rating downgraded by Moody’s below “A1” or (ii) if the financial institution which issued any such letter of credit has notified the trustee that it will not renew or replace such letter of credit and TNL has not presented the trustee with an acceptable replacement letter of credit.

The letter of credit issued by Credit Suisse First Boston-Cayman Branch may be replaced by or on behalf of TNL with one or more letters of credit meeting the criteria for letters of credit set forth above provided that (i) no default or event of default under the indenture shall have occurred and be continuing or will occur as a result of the replacement of the letter of credit, (ii) Moody’s reconfirms that the then current rating of the notes both before and after the replacement of the letter of credit is and will be not less than “Baa3,” and (iii) TNL shall submit a draft of any such replacement letter of credit to the trustee not less than five business days prior to the proposed delivery thereof, the trustee shall have approved of the form of any such replacement letter of credit, and such replacement letter of credit is delivered in the form supplied to and approved by the trustee.

The amounts on deposit in the reserve account will be invested in the HSBC Investor US Treasury Money Market Fund or, to the extent that such fund no longer exists or is otherwise unavailable, any other similar money market fund investing in direct or indirect obligations of the United States of America, or any agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America. All interest earned on the investments deposited in the reserve account shall be retained in the reserve account and shall be available to the trustee to make any payment of principal, interest and other amounts due under the new notes and the indenture.

So long as the new notes shall be outstanding, the trustee will be entitled to draw on the Qualifying Instruments if any specified Currency Inconvertibility/Non-Transfer Event results in an inability of TNL to satisfy its payment obligations under the indenture and/or the notes. TNL shall be required to arrange for an increase in the amounts available under the Qualifying Instruments within five business days of the cessation of any such Currency Inconvertibility/Non-Transfer Event so that the aggregate amount then available under the Qualifying Instruments shall equal the Required Amount.

The amounts available under the Qualifying Instruments must also be increased if at any time the insurance policy is no longer in effect, other than due to a voluntary cancellation or withdrawal of the insurance policy as permitted under the indenture as a result of the notes meeting certain specified ratings. The amount of such increase shall be equal in amount to the amount of coverage under the insurance policy immediately prior to its cancellation or withdrawal. See “The insurers and the insurance policy.”

In the event that the insurance policy is cancelled at the request of TNL as the result of a ratings event as described in “The insurers and the insurance policy—The insurance policy,” the trustee shall allow the letter of credit to be cancelled. Any amounts on deposit in the reserve account shall be applied by the trustee on the next interest payment date and any succeeding payment date, to the extent that funds are available thereunder, to pay all amounts due under the new notes and the indenture on such payment date.

The Insurance Policy

The trustee, on behalf of the noteholders, will also initially have the benefit of the insurance policy provided by the insurers. The insurance policy provides limited insurance against the inability of TNL to convert reais into US dollars or transfer US dollars outside of Brazil to the trustee in satisfaction of amounts to be paid by it under the indenture and the notes, as the case may be.

The insurers’ obligation to pay claims under the insurance policy is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including a 176 calendar-day waiting period.

As described below under “The insurers and the insurance policy,” at any time on or after the third or any subsequent anniversary of the closing date of the old notes, TNL may direct the trustee to cancel the insurance policy upon 90 days prior written notice provided that Moody’s confirms that the ratings for the notes after giving effect to such cancellation is at least “Baa3” and certain other conditions precedent have been satisfied. Any such cancellation shall be effective as of such anniversary provided that certain conditions precedent to the cancellation of the insurance policy have been satisfied. See “The insurers and the insurance policy—The insurance policy.”

In the event of an involuntary cancellation of the insurance policy by the insurers or any non-payment thereunder, an event of default will occur unless TNL arranges for additional amounts to be available under the Qualifying Instruments. See “The Required Amount” and “Events of Default.”

In respect of all actions taken under the insurance policy and each other transaction document, the insurers shall act through their agent, Sovereign Risk Insurance Ltd.

Additional Amounts

Except as provided below, TNL will make all payments of principal and interest on the new notes without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil, Japan (to the extent that any paying agent is organized in Japan) or by the jurisdictions in which any paying agents appointed by TNL are organized or the location where payment is made, or any political subdivision or taxing authority or agency thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”). If TNL is required by law to withhold or deduct any such taxes, duties, assessments or other governmental charges, except as provided below, TNL will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

TNL will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

•	the noteholder or beneficial owner has some connection (present or former) with the Taxing Jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Taxing Jurisdiction);

•	any tax imposed on, or measured by, net income;

•

the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the Taxing Jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge, (ii) the noteholder or beneficial owner is able to comply with such requirements without undue hardship and (iii) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, TNL or the trustee has notified all noteholders that they will be required to comply with such requirements;

•	the noteholder fails to present (where presentation is required) its note within 30 calendar days after TNL has made available to the noteholder a payment of principal or interest, provided that TNL will pay additional amounts which such noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30 calendar-day period; or

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges.

TNL will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Upon the written request from the trustee, TNL will furnish to the trustee, within five business days after the delivery of such written request, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing such payment by TNL. Upon the written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the new notes is due and payable, if TNL is obligated to pay additional amounts with respect to such payment, TNL, as applicable, will deliver to the trustee an officer’s certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee shall reasonably require for tax purposes.

TNL will, upon the written request of any noteholder, indemnify and hold harmless and reimburse such noteholder for the amount of any taxes, duties, assessments or other governmental charges of any nature imposed by a Taxing Jurisdiction (other than any such taxes duties, assessments or other governmental charges for which the noteholder would not have been entitled to receive additional amounts pursuant to any of the conditions described in the second paragraph of this section) so imposed on, and paid by, such noteholder as a result of any payment of principal or interest on the notes, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges would not have been imposed or levied and so paid.

TNL will pay any stamp, administrative, court, documentary, excise or property taxes arising in any Taxing Jurisdiction in connection with the new notes and will indemnify the noteholders for any such taxes paid by noteholders.

If (i) TNL shall be required to pay additional amounts under the terms of the new notes and the indenture during the continuance of a Currency Inconvertibility/Non-Transfer Event in a currency other than reais, (ii) TNL certifies to the trustee in writing that it is unable to pay such additional amounts in US dollars and that such additional amounts cannot be satisfied by TNL’s payment of such amounts in reais directly to an authority in such Taxing Jurisdiction, and (iii) the noteholders are otherwise receiving payments of interest at the note rate from the insurers under the insurance policy, or otherwise, then TNL’s obligation to pay such amounts will be deferred until the earlier to occur of (x) 5 business days after the end of such Currency Inconvertibility/Non-Transfer Event and (y) the date on which noteholders are not otherwise receiving payments of interest at the note rate from the insurers under the insurance policy, or otherwise.

All references to principal, interest, or other amounts payable on the notes shall be deemed to include any additional amounts payable by TNL under the new notes or the indenture. The foregoing obligations shall survive any termination, defeasance or discharge of the new notes and the indenture.

If TNL shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the notes and the indenture, TNL will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

Certain Covenants

For so long as any of the new notes are outstanding and TNL has obligations under the indenture and the notes, TNL will, and will cause each of its subsidiaries to, comply with the terms of the covenants, among others, set forth below.

Performance obligations under the notes and the indenture

TNL shall duly and punctually pay all amounts owed by it, and comply with all its other obligations, under the terms of the new notes and the indenture.

Performance obligations under specified transaction documents

TNL will agree to duly and punctually perform, comply with and observe all obligations and agreements to be performed by it set forth in the insurance policy, the issuer consent agreement, the insurance policy application, the registration rights agreement and each letter of credit (which documents together with the indenture and the new notes are collectively referred to as the “Transaction Documents”).

Maintenance of corporate existence

TNL will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor and take all actions to maintain all rights, privileges, titles to property, franchises and the like necessary or desirable in the normal conduct of its business, activities or operations, provided that this covenant shall not require TNL or any of its subsidiaries to maintain any such right, privilege, title to property, franchise or the like or require TNL to preserve the corporate existence of any subsidiary, if the failure to do so would not have a material adverse effect on TNL and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of properties

TNL will, and will cause each of its subsidiaries to, keep all its property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that this covenant shall not require TNL or any of its subsidiaries to maintain any such right, privilege, title to property or franchise, if the failure to do so would not have a material adverse effect on TNL and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Compliance with laws

TNL will comply, and will cause its subsidiaries to comply, at all times with all applicable laws, rules, regulations, orders and directives of any government or government agency or authority having jurisdiction over TNL, TNL’s business or any of the transactions contemplated herein, except where the failure by TNL to comply would not have a material adverse effect on TNL and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of government authorizations

TNL will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all consents, concessions, authorizations, approvals or licenses of any government or governmental agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over TNL or its subsidiaries, as the case may be, necessary in all cases for TNL or its subsidiaries, as the case may be, (i) to operate the business of offering telecommunications services in Brazil, including without limitation any concession (each a “Concession”) and any authorization or approval (each an “Authorization”) granted by the Brazilian government to offer telecommunications services in Brazil, and (ii) to perform its obligations under the transaction documents, including, without limitation, any authorization required to obtain and transfer US dollars or any other currency which at that time is legal tender in the United States of America out of Brazil in connection with the notes and the indenture; provided that such authorization need not be maintained during a Currency Inconvertibility/Non-Transfer Event, except, in the case of both (i) and (ii) above, where the failure to do so would not have a material adverse effect on TNL and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Payments of taxes and other claims

TNL will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon TNL or such subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of TNL or such subsidiary, as the case may be; provided, however, that neither TNL nor any subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax assessment, charge or claim (x) whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or (y) where the failure to do so would not have a material adverse effect on TNL and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of insurance

TNL will, and will cause each of its subsidiaries to, maintain insurance with insurance companies that TNL and its subsidiaries reasonably believe to be financially sound in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning and/or operating properties or facilities similar to those owned and/or operated by TNL or its subsidiaries, as the case may be, in the same general locations in which TNL and its subsidiaries own and/or operate their properties or facilities, except where the failure to maintain such insurance would not have a material adverse effect on TNL and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of books and records

TNL shall, and shall cause each of its subsidiaries to, maintain books, accounts and records in all material respects in accordance with applicable law.

Maintenance of office or agency

TNL shall maintain an office or agency in the Borough of Manhattan, The City of New York, where notices to and demands upon TNL in respect of the indenture and the notes may be served. Initially this office will be at the offices of CT Corporation System, located at 111 Eighth Avenue, New York NY 10011, and TNL will agree not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location.

Ranking

TNL will ensure that the new notes will constitute general senior, unsecured and unsubordinated obligations of TNL and will rank pari passu without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of TNL (other than obligations preferred by statute or by operation of law).

Notice of certain events

TNL will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after TNL becomes aware or should reasonably become aware, of the occurrence of any event of default or an event which with the passage of time or notice may become an event of default (a “default”), accompanied by a certificate of a responsible officer of TNL setting forth the details of such event of default or default and stating what action TNL proposes to take with respect thereto.

TNL will also give notice to the trustee, as soon as is practicable and in any event within five business days after TNL becomes aware of any action taken by the Brazilian government that could give rise to a Currency Inconvertibility/Non-Transfer Event; provided, however, that if a Currency Inconvertibility/Non-Transfer Event shall have occurred in the five business days preceding a payment date that limits or restricts the ability of TNL to convert reais into US dollars or transfer US dollars outside of Brazil in satisfaction of its obligations under the transaction documents, TNL shall give notice of such event promptly and in any event not later than the business day prior to such payment date; and provided further, that if any such event occurs on a payment date, TNL shall give notice of such event no later than such payment date.

Limitation on consolidation, merger, sale or conveyance

TNL will not, in one or a series of transactions, consolidate or amalgamate with or merge into any person or convey, lease or transfer all or substantially all of its assets to any person (other than a subsidiary of TNL) or permit any person (other than a subsidiary of TNL) to merge with or into it unless:

(i)	either TNL is the continuing entity or the person formed by such consolidation or into which TNL is merged or that acquired or leased such property or assets of TNL will be a company organized and validly existing under the laws of Brazil or the United States and shall assume (jointly and severally with TNL unless TNL shall have ceased to exist as part of such merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which shall be previously approved by the trustee), all of TNL’s obligations on the notes and under the indenture;

(ii)	the successor company (jointly and severally with TNL unless TNL shall have ceased to exist as a result of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest, on the notes;

(iii)	immediately after giving effect to the transaction, no event of default, or default, has occurred and is continuing;

(iv)	TNL has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture, if applicable, comply with the indenture and that all conditions precedent provided for in the indenture and relating to such transaction have been complied with; and

(v)	TNL shall have delivered notice of any such transaction to Moody’s (which notice shall contain a description of such merger, consolidation or conveyance).

Notwithstanding anything to the contrary in the foregoing, so long as no default or event of default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

(i)	TNL may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a subsidiary of TNL in cases when TNL is the surviving entity in such a transaction and such transaction would not have a material adverse effect on TNL and its subsidiaries taken as a whole, it being understood that if TNL is not the surviving entity, TNL shall be required to comply with the requirements set forth in the previous paragraph; or

(ii)	any subsidiary of TNL may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person in cases when such transaction would not have a material adverse effect on TNL and its subsidiaries taken as a whole; or

(iii)	any subsidiary of TNL may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other subsidiary of TNL; or

(iv)	any subsidiary of TNL may liquidate or dissolve if TNL determines in good faith that such liquidation or dissolution is in the best interests of TNL, and would not result in a material adverse effect on TNL and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of TNL.

Limitation on liens

TNL will not, and will not cause or permit any of its Material Subsidiaries (as defined below) to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any property of any such person now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness.

This restriction does not apply to:

(i)	any Lien in existence on the date of the indenture;

(ii)	any Lien on any property acquired, constructed or improved by TNL or any of its subsidiaries after the date of the indenture, which is created, incurred or assumed contemporaneously with, or within 12 months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any other property owned by TNL or any of its subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

(iii)	any Lien on any property which secures Indebtedness owing to an Official Lender;

(iv)	any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property);

(v)	any Lien on any property acquired from a corporation or any other Person which is merged with or into TNL or its subsidiaries, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a subsidiary of TNL and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

(vi)	any Lien which secures only Indebtedness owing by any of TNL’s subsidiaries, to one or more of TNL’s subsidiaries or to TNL and one or more of TNL’ s subsidiaries;

(vii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi), inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(viii)	any Lien arising by operation of law (including a decision by a court) in the ordinary course of business;

(ix)	any Lien on cash or cash equivalents securing Hedging Agreements or other similar transactions;

(x)	any Liens for taxes not yet delinquent or due which are being contested in good faith by appropriate actions or proceedings; provided that adequate reserves with respect thereto are maintained on the books of TNL;

(xi)	carriers’, warehousemens’, mechanics’, materialmens’, repairmens’ or other statutory Liens arising in the ordinary course of business;

(xii)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business;

(xiii)

Liens incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(xiv)	any Lien of TNL or any of its subsidiaries that does not fail within paragraphs (i) through (xiii) above and that secures an aggregate amount of Indebtedness which, when aggregated with then outstanding Indebtedness secured by all other Liens of TNL and its subsidiaries permitted under this paragraph (xiv) (together with any Sale and Lease- Back Transaction (as defined below) that would otherwise be prohibited by the provisions of the indenture described below under “—Limitations on sale and lease-back transactions”) does not exceed 6% of Consolidated Total Assets.

Notwithstanding the foregoing, TNL will not create any Liens on the capital stock of any of its Material Subsidiaries.

As used herein, the following terms have the respective meanings set forth below:

“Consolidated Total Assets” means the total amount of assets of TNL and its consolidated subsidiaries other than goodwill appearing on the most recently available annual or quarterly consolidated financial statements of TNL and its subsidiaries prepared in accordance with Brazilian GAAP.

“Hedging Agreements” mean any interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements so long as such agreements are entered into solely for the purpose of managing TNL’s consolidated borrowings or investments, hedging TNL’s consolidated underlying assets or liabilities or in connection with TNL’s and its subsidiaries’ line of business, and not for the purposes of speculation.

“Indebtedness” of any Person means, without duplication,

(i)	all obligations of such Person for borrowed money;

(ii)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)	all obligations of such Person to pay the deferred purchase price of property or services, except trade and commercial accounts payable arising in the ordinary course of business and repaid within 90 calendar days of the provision of such property or services and except obligations arising under indefeasible rights of use and other telecommunications capacity agreements entered into in the ordinary course of business;

(iv)	all obligations of such Person as lessee which are capitalized (or, if such Person is not governed by Brazilian GAAP, would be capitalized) in accordance with Brazilian GAAP;

(v)	all obligations (whether or not contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, performance bond or similar instrument (collectively in this definition);

(vi)	all capital stock of such Person or any of its Material Subsidiaries that, by its terms, is mandatorily redeemable or subject to repurchase or a sinking fund on or before December 18, 2013;

(vii)	all Indebtedness pursuant to any of the foregoing clauses secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an Indebtedness of such Person (and to the extent not otherwise included in items (i) through (vi) above); and

(viii)	all guarantees by such Person of Indebtedness of another Person (each such guarantee to constitute indebtedness in an amount equal to the amount of such other Person’s Indebtedness guaranteed thereby to the extent not otherwise included in items (i) through (vii)).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Material Subsidiary” means, in respect of TNL, any direct or indirect “significant subsidiary” thereof as such term is defined in Rule 12b-2 of the Exchange Act.

“Official Lender” means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Econômico e Social and the related system, (b) any multilateral or foreign governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any governmental authority of jurisdictions where TNL or any of its subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such governmental authority).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which TNL or any of its subsidiaries sells or transfers any property to any Person with the intention of taking back a lease of such property.

Limitations on sale and lease-back transactions

TNL will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any property of such person, unless either:

(i)	TNL or that subsidiary would be entitled pursuant to the provisions of the indenture described above under “—Limitation on liens” (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on any such property without equally and ratably securing the notes, or

(ii)	TNL or that subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to the retirement, within 12 months after the effective date of the Sale and Lease-Back Transaction, of any of TNL’s Indebtedness ranking at least pari passu with the notes and owing to a person other than TNL or any of its subsidiaries or to the construction or improvement of real property or personal property used by TNL or any of its subsidiaries in the ordinary course of business.

These restrictions will not apply to:

(i)	transactions providing for a lease term, including any renewal, of not more than three years; and

(ii)	transactions between TNL and any of its subsidiaries or between TNL’s subsidiaries.

Limitation on the ability to Incur additional Indebtedness

TNL shall not, and shall not permit any of its subsidiaries to, Incur additional Indebtedness if, at the time that it Incurs any such additional Indebtedness and after giving effect to the incurrence of any such additional Indebtedness:

(i)	the ratio of TNL’ s consolidated EBITDA for the last four quarters to the total amount of interest paid during the quarter in which such additional Indebtedness is Incurred along with the interest scheduled to be paid in the next three succeeding quarters is less than 1.75:1; or

(ii)	the ratio of total outstanding consolidated Indebtedness of TNL, including such additional Indebtedness, to the consolidated EBITDA for the last four quarters of TNL is greater than 4.0:1.

For the purpose of the tests set forth above, “total outstanding consolidated Indebtedness” means, at the date of determination, the total consolidated Indebtedness of TNL (as set forth in the most recently available annual or quarterly consolidated balance sheet of TNL prepared in accordance with Brazilian GAAP), adjusted to give effect, on a pro forma basis, to (i) the proposed additional Indebtedness to be Incurred and any other Indebtedness Incurred since the date of the most recently available annual or quarterly consolidated balance sheet prepared in accordance with Brazilian GAAP and (ii) the redemption, repayment or repurchase of any other Indebtedness since the date of the most recently available annual or quarterly consolidated balance sheet of TNL prepared in accordance with Brazilian GAAP.

“Incur” or “Incurred” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or capital stock of a person existing at the time such person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a subsidiary; provided, further, that solely for purposes of determining compliance with “—Limitation on the ability to Incur additional Indebtedness,” amortization of debt discount shall not be deemed to be Incurred Indebtedness; provided, further, that in the case of Indebtedness issued or sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at the stated maturity of such Indebtedness.

Notwithstanding the foregoing, TNL and its subsidiaries may Incur the following Indebtedness:

(i)	Indebtedness the net proceeds of which are used to refinance any Indebtedness of TNL or its subsidiaries outstanding on the date of the indenture, any Indebtedness permitted by items (i) and (ii) above or any Indebtedness permitted by this item (i) or item (ii) below; provided, however, that (A) the principal amount of the Indebtedness issued in connection with such refinancing will not exceed the principal amount of the refinanced Indebtedness and (B) the newly issued Indebtedness will (I) not mature prior to the stated maturity date of the refinanced Indebtedness, (II) have an average life equal to or greater than the remaining average life of the refinanced Indebtedness and (III) have a ranking no greater than the refinanced Indebtedness; and

(ii)	Indebtedness that does not fall within (i) above which does not exceed US$200 million during any fiscal year.

As used herein, “EBITDA” means, for any relevant period, the sum of (i) the consolidated operating income (or loss) of TNL and (ii) all amounts attributable to depreciation and amortization, in each case as determined in accordance with Brazilian GAAP.

Transactions with affiliates

TNL shall not, and shall not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to TNL or such subsidiary than those which could have been obtained on an arm’s-length basis with a person that is not an affiliate; provided, however, that the foregoing shall not apply to transactions between TNL and any of its respective subsidiaries not involving any other person so long as consummation of any such transaction will not have a material adverse effect on TNL and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Limitation on dividends and other payment restrictions affecting subsidiaries

TNL shall also ensure that each of its subsidiaries will not agree or become subject to any restriction at any time that has the effect of limiting such subsidiary’s ability to (a) declare or pay any dividends on or make any other distributions permitted by applicable law in respect of any class of its capital stock or any warrant to acquire any such capital stock or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or any warrant to acquire any such capital stock; provided, however, the foregoing shall not apply to any existing restrictions in existence on the date of the indenture, any restrictions imposed by operation of law, or any restrictions with respect to a subsidiary that are imposed pursuant to an agreement which has been entered into for the sale or disposition of a majority or more of such subsidiary’s capital stock.

Provision of financial statements and reports

In the event TNL shall file any financial statements or reports with the SEC or shall publish or otherwise make such statements or reports publicly available in Brazil, the United States or elsewhere, TNL shall furnish a copy of such statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available, as the case may be.

Further actions

TNL will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the trustee may reasonably request in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to enable TNL to lawfully enter into, exercise its rights and perform and comply with its obligations under the new notes, the indenture and each of the other transaction documents, as the case may be, (b) to ensure that TNL’s obligations under the new notes, the indenture and each of the other transaction documents are legally binding and enforceable, (c) to make the new notes, the indenture and each of the other transaction documents admissible in evidence in the courts of the State of New York or Brazil, (d) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the indenture and each of the other transaction documents, (e) to take any and all action necessary to preserve the enforceability of, and maintain the trustee’s rights under the indenture and each of the other transaction documents and (f) to assist the trustee, to the extent reasonably practicable, in the trustee’s performance of its obligations under the indenture and each of the other transaction documents.

Appointment to fill vacancy in the office of the trustee

TNL, whenever necessary to avoid or fill a vacancy in the office of the trustee, will appoint in the manner set forth in the indenture, a successor trustee, so that there shall at all times be a trustee with respect to the notes.

Redemption

Redemption at maturity

Unless previously redeemed, or purchased and cancelled, the new notes shall be redeemed at their principal amount in US dollars on the final maturity date. The redemption price payable at such time shall be the original principal amount of the notes plus accrued and unpaid interest thereon at the note rate and all other amounts due and payable under the terms of the notes and the indenture.

Early redemption for taxation reasons

TNL may redeem the new notes in whole, but not in part, upon giving not less than 30 nor more than 60 calendar days’ notice to the noteholders (which notice may be cancelled upon the occurrence of a Currency Inconvertibility/Non-Transfer Event) if (i) TNL would otherwise become obligated to pay additional amounts based on a rate in excess of 15% of the gross amount payable with respect to the new notes as a result of any generally applicable change in or amendment to the laws or regulations of Brazil, or any generally applicable change in the application or official interpretation of such laws or regulations (including a determination by a court of competent jurisdiction), in each case, which change or amendment becomes effective after the date of the original issuance of any of the new notes and (ii) TNL cannot avoid its obligations to pay such additional amounts by taking reasonable measures available to TNL. However, any such notice of redemption shall be given within 60 calendar days of the earliest date on which TNL would be obligated to pay such additional amounts if a payment in respect of the new notes were then due. Prior to the giving of any notice of redemption described in this paragraph, TNL will deliver to the trustee an officer’s certificate stating that TNL is entitled to redeem the new notes in accordance with the terms of the indenture and stating the facts relating to such redemption. Concurrently, TNL will deliver to the trustee a written opinion of counsel to the effect that TNL has become obligated to pay such additional amounts as a result of a change or amendment described above, that TNL cannot avoid payment of such additional amounts by taking reasonable measures available to TNL and that all governmental approvals necessary for TNL to effect such redemption have been obtained and are in full force and effect or specifying any necessary approvals that have not been obtained. In any such redemption, TNL shall pay the trustee on the date fixed for redemption an amount in US dollars equal to the sum of (i) the then outstanding principal amount of the new notes, (ii) all unpaid interest accrued to the date fixed for redemption and (iii) all other amounts owed to the noteholders under the terms of the indenture or the new notes.

Early redemption at the option of TNL

TNL or, at the option of TNL, any person designated by it, may redeem or repurchase the new notes in whole, but not in part, on any date on or after December 18, 2008, at the redemption price (determined as set forth below), together with accrued and unpaid interest, if any, on the date specified in a notice to the holders of the new notes, which notice shall be given not less than 30 nor more than 60 calendar days prior to the date of redemption; provided that, if TNL so elects, TNL may, in lieu of redeeming the new notes, procure that any person designated by TNL may purchase such notes on the date and at the price specified below, and such notes shall be redeemed upon the receipt from such person of the applicable redemption price.

The purchase price, as calculated by TNL as of the date of redemption of the new notes and confirmed by the trustee, shall be an amount equal to the applicable redemption price (expressed in percentages of principal amount) if redeemed during the periods set forth below:

Period	Redemption Price
On or after December 18, 2008, but before December 18, 2009	104.0000%
On or after December 18, 2009, but before December 18, 2010	102.6660%
On or after December 18, 2010, but before December 18, 2011	101.3330%
On or after December 18, 2011	100.0000%

No new notes will be deemed to be redeemed or repurchased by, or on behalf of TNL unless and until the full amount of the purchase price due in respect of such notes, any accrued interest thereon and any other amounts due thereunder shall have been received by the noteholders.

Cancellation

Any new notes redeemed by TNL will be immediately cancelled and may not be reissued or resold unless TNL (i) procures a person who purchases the new notes to be redeemed on the relevant date of redemption and at the relevant redemption price (in which event the notes may be so resold and need not be cancelled) or (ii) notifies the trustee in writing on or prior to the relevant date of redemption that the new notes so redeemed by TNL will not be cancelled (in which event the notes may be held by TNL pending resale as provided in (i) above and need not be cancelled).

Purchases of Notes by TNL

TNL and its subsidiaries or affiliates may at any time purchase any new notes in the open market otherwise at any price; provided that, in determining whether noteholders holding any requisite principal amount of new notes have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, notes owned by TNL and its subsidiaries or affiliates shall be deemed not outstanding for purposes thereof. All notes purchased by TNL or any of its respective affiliates may, at the option of TNL, continue to be outstanding or be cancelled.

Events of Default

The following events will each be an “event of default” under the terms of the new notes and the indenture:

(a)	the trustee shall not receive any amount due from TNL under the new notes and the indenture, from the insurers under the insurance policy or from any Qualifying Instrument or otherwise in respect of principal on any of the new notes, whether on the expected maturity date (as the same may be extended as permitted under the indenture), upon redemption or on the final maturity date or otherwise by the scheduled due date therefor;

(b)	the trustee shall not receive any payment in respect of any interest or other amounts due on or with respect to the new notes (including additional amounts, if any), from TNL in accordance with the terms of the notes and the indenture, from the insurers under the insurance policy, from any Qualifying Instrument or otherwise, by the scheduled due date therefor and, solely in the case of any such payment due on a date prior to the expected maturity date for the new notes, such nonreceipt shall continue for a period of 30 calendar days from such scheduled due date;

(c)	any representation or warranty made by TNL in the issuer consent agreement, the application for the insurance policy (or any materials delivered in connection therewith) or any document or certificate delivered in connection therewith or delivered under the indenture and the insurance policy, in each case, in connection with the issuance of, or claims made under, the insurance policy, shall prove to be incorrect as of the time when the same shall have been made; provided, however, that, if such failure does not, or could not, have either a material adverse effect on TNL and its subsidiaries taken as a whole or a material adverse effect on the rights of the noteholders under the transaction documents, then a default shall not occur under this clause (c);

(d)	TNL shall fail to perform, observe or comply with any term, covenant, agreement or obligation contained in any transaction document and such failure (other than any failure to make any payment contemplated in clause (a), (b) or (o) hereof for which there is no cure period) is either incapable of remedy or continues for a period of 60 calendar days (inclusive of any time frame contained in any such term, covenant agreement or obligation for compliance thereunder) after written notice of such failure has been received by TNL from the trustee; provided, however, that if such failure does not, or could not, have either a material adverse effect on TNL and its subsidiaries taken as a whole or a material adverse effect on the rights of the noteholders under the transaction documents, then a default shall not occur under this clause (d);

(e)

(i) the acceleration on any Indebtedness of TNL or any Material Subsidiary, unless such acceleration is at the option of TNL or any Material Subsidiary or at the option of the holder of any such Indebtedness pursuant to any option to require the repurchase of such Indebtedness, or (ii) TNL or any Material Subsidiary fails to pay any amount in respect of principal, interest or other amounts due in respect of any existing

Indebtedness on the date required for such payment (in each case after giving effect to any applicable grace period), except in any case where the failure to pay such Indebtedness is the result of certain specified events which limit or restrict the ability of TNL or any Material Subsidiary to convert reais into US dollars or transfer US dollars outside of Brazil in satisfaction of its obligations; provided, however, that the aggregate amount of any such Indebtedness falling within (i) above and any relevant payments falling within (ii) above (as to which the time for payment has not been extended by the relevant obligees) equals or exceeds US$50 million (or its equivalent in another currency);

(f)	one or more final and nonappealable judgments or final decrees is entered against TNL or any Material Subsidiary involving a liability (not yet paid or reimbursed by insurance) of US$50 million (or its equivalent in another currency) or more, and all such judgments or decrees shall not have been vacated, discharged or stayed within 120 calendar days after the rendering thereof;

(g)	either TNL or any of its Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its Indebtedness under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment or conveyance for the benefit of creditors, or shall fail generally to pay its Indebtedness as it becomes due, or shall take any corporate action to authorize any of the foregoing;

(h)	an involuntary case or other proceeding shall be commenced against either TNL or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Indebtedness under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 calendar days; or an order for relief shall be entered against either TNL or any of its Material Subsidiaries under the bankruptcy laws as now or hereafter in effect;

(i)

either TNL or any of its Material Subsidiaries shall admit in writing its inability to pay its Indebtedness generally as and when it falls due or shall become unable to pay its Indebtedness, or a resolution is passed at a meeting sanctioning any composition or arrangement with its creditors or any group or class thereof, or anything analogous to, or having a substantially similar effect to, any of the events specified in this paragraph (i) or in paragraph (g) or (h) above or (j) below shall occur in any jurisdiction;

(j)	either TNL or any of its Material Subsidiaries shall cease or threaten to cease to carry out its business except (i) a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer or, in the case of a Material Subsidiary, whereby the undertaking, business and assets of such Material Subsidiary are transferred to or otherwise vested in TNL, as applicable, or any of its subsidiaries or affiliates, or the terms of which shall have been approved by a resolution of a meeting of the noteholders or (ii) a voluntary winding-up, dissolution or liquidation of a Material Subsidiary where there are surplus assets in such Material Subsidiary attributable to TNL and/or any other Material Subsidiary, and such surplus assets are distributed to TNL, as applicable, and/or such Material Subsidiary;

(k)	any event occurs that under the laws of Brazil or any political subdivision thereof has substantially the same effect as any of the events referred to in any of paragraphs (g), (h), (i) or (j);

(l)	either (i) any transaction document (other than the insurance policy), or any part thereof, shall cease to be in full force and effect or binding and enforceable against TNL or admissible in evidence in the courts of Brazil, or it becomes unlawful for TNL to perform any obligation under any of the foregoing transaction documents to which it is a party, unless TNL shall have provided to the trustee an officer’s certificate executed by the chief executive officer or the chief financial officer of TNL specifying that such failure does not, or could not have either a material adverse effect on TNL and its subsidiaries taken as a whole or material adverse effect on the rights of the noteholders under such transaction documents, or (ii) TNL shall contest the enforceability of any such transaction documents or deny that it has liability under any such transaction documents to which it is a party;

(m)

any of (i) the insurance policy shall have been cancelled or terminated by the insurers or shall otherwise cease to be in full force and effect, binding and enforceable against the insurers (other than in connection with a voluntary cancellation of the insurance policy at the direction of TNL in accordance with the terms and procedures set forth in the indenture), (ii) the insurers shall fail to pay the full amount of any claim submitted to them under the insurance policy by the third business day after the end of the Waiting Period (as such term is defined in “The insurers and the insurance policy—The insurance policy”) applicable to such claim, or (iii) TNL shall fail to satisfy its obligations under the issuer consent agreement, unless, with regard to items (i) and (ii) above, within 10 calendar days, TNL shall have caused the amount available under the Qualifying

Instruments to be increased by an amount in US dollars equal to the then current face amount of the insurance policy or shall obtain an insurance policy comparable to the insurance policy issued in connection with the issuance of the notes with an insurer which has been given a long-term debt rating or a financial strength rating comparable to that of the insurers as of the date any of such events shall have occurred, and each of the relevant rating agencies reaffirms its respective ratings on the notes which were in effect immediately prior to such event;

(n)	all or substantially all of the assets of TNL or any Material Subsidiary shall be condemned, seized or otherwise appropriated, or custody of such assets shall be assumed by any governmental authority or court or any other person purporting to act under the authority of the government of any jurisdiction, or TNL or any of its Material Subsidiaries shall be prevented from exercising normal control over all or substantially all of their assets and such default is not remedied within 30 calendar days after it occurs;

(o)	TNL shall fail to comply with its obligations to ensure that an amount equal to the then applicable Required Amount is available in Qualifying Instruments within five business days after being obligated to do so pursuant to the terms of the indenture; or

(p)	other than in connection with the trustee allowing for the expiration thereof provided for in the indenture, any letter of credit shall have been cancelled or terminated by the issuer thereof or otherwise shall have ceased to be in full force and effect, binding and enforceable against the issuer thereof in accordance with its terms, unless a substantially equivalent letter of credit or US dollars in an amount equal to the amount available under any such letter of credit immediately prior to its cancellation is promptly provided to the trustee.

Remedies Upon Occurrence of an Event of Default

For the purposes of determining whether any failure described under paragraphs (c) or (d) above shall have a material adverse effect on TNL and its subsidiaries taken as a whole or a material adverse effect on the rights of the noteholders under the transaction documents, the trustee may rely on an officer’s certificate executed by the chief executive officer or the chief financial officer of TNL specifying that such failure shall not have any such material adverse effect. In such event, the trustee shall not be liable or responsible for any acts or failures to act on the basis of such reliance.

If an event of default occurs, and is continuing, the trustee shall, upon the request of noteholders holding not less than 25% in principal amount of the notes then outstanding, by written notice to TNL (and to the trustee if given by noteholders), declare the principal amount of all of the notes and all accrued interest thereon immediately due and payable; provided that, if an event of default described in paragraphs (g), (h), (i), (j) or (k) above occurs and is continuing, then and in each and every such case, the principal amount of all of the notes and all accrued interest thereon shall, without any notice to TNL or any other act by the trustee or any noteholder, become and be accelerated and immediately due and payable. Upon any such declaration of acceleration, the principal of the notes so accelerated and the interest accrued thereon and all other amounts payable with respect to the new notes shall be immediately due and payable. If the event of default or events of default giving rise to any such declaration of acceleration shall be cured following such declaration, such declaration may be rescinded by noteholders holding a majority of the notes.

The noteholders holding at least a majority of the aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines in good faith may involve the trustee in personal liability, or that the trustee reasonably believes it will not be adequately indemnified against the costs, expenses or liabilities, which might be incurred, or that may be unduly prejudicial to the rights of noteholders not taking part in such direction and the trustee may take any other action it deems proper that is not inconsistent with any such direction received from noteholders. A noteholder may not pursue any remedy with respect to the indenture or the notes unless:

(i)	the noteholder gives the trustee written notice of a continuing event of default;

(ii)	noteholders holding not less than 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(iii)	such noteholder or noteholders offer the trustee adequate security and indemnity satisfactory to the trustee against any costs, liability or expense;

(iv)	the trustee does not comply with the request within 60 calendar days after receipt of the request and the offer of indemnity; and

(v)	during such 60 calendar-day period, noteholders holding a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any noteholder to receive payment of the principal of, premium on, if any, interest on or additional amounts related to such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the new notes, which right shall not be impaired or affected without the consent of the noteholder.

Modification of the Indenture

TNL and the trustee may, without the consent of the noteholders, amend, waive or supplement the indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the indenture or the new notes or making any other change that will not adversely affect the interests of the noteholders; provided, however, that in no event may TNL or the trustee amend or waive any term or condition of the notes or the indenture which materially and adversely affects the obligation or rights of the insurers under the transaction documents without obtaining the prior written consent of Sovereign, on behalf of the insurers, which comment shall not be unreasonably withheld.

In addition, with certain exceptions, the indenture may be modified by TNL and the trustee with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding. However, no modification may, without the consent of the noteholder of each outstanding note:

(i)	change the maturity of any payment of principal of or any installment of interest on any note;

(ii)	reduce the principal amount or the rate of interest, or change the method of computing the amount of principal or interest payable on any date;

(iii)	change any place of payment where the principal of or interest on the notes is payable;

(iv)	change the coin or currency in which the principal of or interest on the notes is payable;

(v)	impair the right of the noteholders to institute suit for the enforcement of any payment on or after the date due;

(vi)	reduce the percentage in principal amount of the outstanding notes, the consent of whose noteholders is required for any modification or the consent of whose noteholders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

(vii)	modify any of the provisions of certain sections of the indenture, including the provisions summarized in “—Modification of the Indenture,” except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each noteholder.

Defeasance and Covenant Defeasance

TNL may, at its option, elect to be discharged from TNL’s obligations with respect to the notes. In general, upon a defeasance, TNL will be deemed to have paid and discharged the entire Indebtedness represented by the notes and to have satisfied all of TNL’s obligations under the notes and the indenture except for (i) the rights of the noteholders to receive payments in respect of the principal of and interest and additional amounts, if any, on the notes when the payments are due, (ii) certain provisions of the indenture relating to ownership, registration and transfer of the notes, (iii) the covenant relating to the maintenance of an office or agency in

New York and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee.

In addition, TNL may, at its option, and at any time, elect to be released with respect to the new notes from the covenants described above under the caption “—Certain covenants” (“covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the new notes will not constitute an event of default under the indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute events of default.

In order to exercise either defeasance or covenant defeasance, TNL will be required to satisfy, among other conditions, the following:

(i)	TNL must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in US dollars or US government obligations, or a combination thereof, in amounts sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of and each installment of interest on the new notes on the stated maturity of such principal or installment of interest in accordance with the terms of the indenture and the new notes;

(ii)	in the case of an election to fully defease the notes, TNL must deliver to the trustee an opinion of counsel stating that (x) TNL has received from, or there has been published by, the US Internal Revenue Service a ruling or (y) since the date of the indenture there has been a change in the applicable US Federal income tax law or the interpretation thereof, in either case to the effect that, and based thereon, the opinion of counsel shall confirm that, the noteholders will not recognize gain or loss for US Federal income tax purposes as a result of such deposit, defeasance and discharge and will not be subject to US Federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

(iii)	in the case of a covenant defeasance, TNL must deliver to the trustee an opinion of counsel to the effect that the noteholders will not recognize gain or loss for US Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to US Federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

(iv)	no default or event of default shall have occurred and be continuing, including certain events of bankruptcy or insolvency, at any time during the period ending on the 121st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(v)	such defeasance or covenant defeasance shall not (i) cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any securities of TNL or (ii) result in a breach or violation of, or constitute a default under any other agreement or instrument to which TNL is a party or by which it is bound;

(vi)	TNL must deliver to the trustee an opinion of counsel to the effect that payment of amounts deposited in trust with the trustee will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed by a taxing jurisdiction, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the trustee;

(vii)	TNL shall have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent provided for relating to either of defeasance or covenant defeasance, as the case may be, have been complied with; and

(viii)	such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined under the Investment Company Act of 1940, as amended.

The Trustee

HSBC Bank USA, National Association, is the trustee under the indenture. TNL may have normal banking relationships with HSBC Bank USA, National Association, in the ordinary course of business. The address of the trustee is 452 Fifth Avenue, New York, New York 10018.

Paying Agents; Transfer Agents; Registrar

TNL has initially appointed HSBC Bank USA, National Association, as New York paying agent, registrar, authentication agent and transfer agent. TNL has also appointed J. P. Morgan Trust Bank LTD. as the principal paying agent for the notes. The address for the principal paying agent is Akasaka Park Building, 13th Floor, 2-20 Akasaka, 5-chome, Minato-ku, Tokyo 107-6151, Japan. TNL may at any time appoint new paying agents, transfer agents and registrars. However, TNL will at all times maintain a paying agent in New York City until the notes are paid.

Notices

TNL will mail notices to the registered address of the noteholders as provided in the register. So long as DTC, or its nominee, is the registered holder of the global notes, each person owning a beneficial interest in a global note must rely on the procedures of DTC to receive notices provided to DTC. Each person owning a beneficial interest in a global note who is not a participant in DTC must rely on the procedures of the participant through which the person owns its interest in the global note to receive notices provided to DTC.

Governing Law

The indenture and the new notes are governed by the laws of the State of New York.

Jurisdiction

TNL has consented to the non-exclusive jurisdiction of any court of the State of New York or any US Federal court sitting in The City of New York and any appellate court from any thereof. TNL has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any US Federal court sitting in The City of New York in connection with the indenture or the new notes.

Waiver of Immunities

To the extent that TNL may in any jurisdiction claim for itself or its assets immunity from a suit execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the indenture and the new notes and to the extent that in any jurisdiction there may be immunity attributed to TNL or TNL’s assets, whether or not claimed, TNL has irrevocably agreed for the benefit of the noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

TNL has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any new notes is expressed in a currency other than US dollars, TNL will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from TNL’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the indenture or the new notes.

THE INSURERS AND THE INSURANCE POLICY

The following summary describes certain provisions of the insurance policy and the issuer consent agreement. Neither Sovereign nor the insurers make any representation as to the accuracy or completeness of the information set forth herein, other than the limited information concerning the insurers set forth under “The insurers” below, which limited information speaks only as of the respective dates as referenced therein, and is qualified in its entirety by the disclosures set forth therein, including the disclosures relating to the documents of the insurers on file with (or furnished to) the SEC. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the insurance policy and the issuer consent agreement, as the case may be.

The Insurers

The insurance policy was issued by Sovereign, as agent with respect to political risk business for XLIB, a leading provider of high excess insurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis, and ACE Bermuda, a leading provider of high-level excess liability, professional lines, property, and political risk coverages. Each of the insurers are severally but not jointly liable under the insurance policy. See “—The insurance policy—Payments under the insurance policy.”

Sovereign is a specialized political risk insurance and reinsurance underwriter based in Bermuda. It is one of the world’s largest private providers of political risk insurance, offering its clients innovative solutions to the problems of managing and transferring political risks in emerging markets. At the end of its fiscal year, June 30, 2003, Sovereign’s portfolio was approximately US$6 billion, spread over 80 emerging markets. Its clients include global financial institutions, commercial banks and Fortune 500 companies. Sovereign is also a leading provider of reinsurance and co-insurance to multilateral agencies, such as MIGA of the World Bank, the Inter-American Development Bank, and bilateral agencies, including Export Development Canada, the Overseas Private Investment Corporation, and many of the other OECD Export Credit Agencies.

Sovereign is 50 percent owned by each of XLIB and ACE Bermuda, which are among the world’s leading insurance companies, and issues its policies on behalf of these two companies. Policies issued by Sovereign are underwritten 50:50 by XLIB and ACE Bermuda, on a several, not joint, basis. XLIB and ACE Bermuda are rated AA and A+ (financial strength), respectively, by Standard and Poor’s Rating Services, a division of McGraw-Hill Companies, Inc. Moody’s Investors Services, has assigned a financial strength ratings to XLIB of Aa2, and to ACE Bermuda of Aa3. In addition the A.M. Best Company rates both XLIB and ACE Bermuda A+ (Superior). None of the ratings contained in this registration statement relating to the insurers constitute a recommendation to purchase or sell any of the securities described herein. These ratings are subject to periodic review by, and may be revised downward or revoked at the sale discretion of, the applicable rating agency.

XLIB is wholly-owned by XL Capital Ltd (NYSE ticker symbol “XL”), which through its operating subsidiaries is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. The summary information contained herein relating to XL Capital Ltd and XLIB should be read in conjunction with, and is qualified in its entirety by, XL Capital Ltd’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents on file with (or furnished on Form 8-K to) the SEC.

ACE Bermuda is wholly-owned by ACE Limited (NYSE ticker symbol “ACE”), which is the Bermuda-based holding company of the ACE Group of Companies, a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, ACE Group conducts its business on a worldwide basis with operating subsidiaries in nearly 50 countries. The summary information contained in this paragraph relating to ACE Limited and ACE Bermuda should be read in conjunction with, and is qualified in its entirety by, ACE Limited’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents on file with (or furnished on Form 8-K to) the SEC.

The Insurance Policy

Sovereign, as agent on behalf of the insurers, issued the insurance policy to the trustee for the benefit of the note holders. The insurance policy only covers Losses (as defined below) arising from TNL’s failure to make payments of interest on the notes and certain premiums due under the insurance policy upon a Currency Inconvertibility/Non-Transfer Event (as defined below). The insurance policy does not cover the risk of devaluation of reais. The insurers’ obligation to pay claims under the insurance policy is limited to a maximum of 12 months’ interest on the notes plus, in certain circumstances where a Currency Inconvertibility/ Non-Transfer Event is continuing on the expected maturity date, premium payments due between the expected maturity date and the final maturity date (the “Policy Limit”). In no event shall a single claim payment exceed the amount of one scheduled payment of interest on the notes (calculated at the initial note rate) and, as applicable, the premium payment then due.

At any time on or after the third or any subsequent anniversary of the closing date of the old notes, TNL may direct the trustee to cancel the insurance policy upon 90 days prior written notice provided that Moody’s confirms that the ratings for the notes after giving effect to such cancellation is at least “Baa3” and certain other conditions precedent have been satisfied. Any such cancellation shall be effective as of such anniversary provided that certain conditions precedent to the cancellation of the insurance policy have been satisfied.

Under the terms of the insurance policy and subject to the limitations and conditions set forth therein, the trustee has the right to present a claim to Sovereign, on behalf of the insurers, and request payment upon a Loss due to the occurrence of a Currency Inconvertibility/Non-Transfer Event (which continues uninterrupted for the duration of the Waiting Period) (as such terms are defined below) that begins prior to the end of the Policy Period.

Prior to the issuance of the insurance policy, TNL, on behalf of the trustee, was required to pay to Sovereign, on behalf of the insurers, the Initial Premium covering the period from the closing date of the old notes to the expected maturity date. To the extent that a Currency Inconvertibility/Non-Transfer Event is continuing on the expected maturity date, TNL, on behalf of the trustee, will be required to pay semi-annual premium payments to Sovereign, on behalf of the insurers, to cover the period between the expected maturity date and the final maturity date. In the event that a Currency Inconvertibility/Non-Transfer Event prevents TNL from paying such additional premiums, such premiums will be deemed paid from additional proceeds of the insurance policy.

Under the terms of the policy, the trustee agrees (i) that, subject to certain limited exceptions related to further issuances of notes under the indenture, it will not obtain other insurance for any potential loss covered by the insurance policy, (ii) that it will not waive or amend the terms of the notes or the indenture (except for certain technical waivers or amendments not requiring the consent of the noteholders) without the consent of Sovereign (acting on behalf of the insurers), and (iii) that it will not waive or amend, or consent to the waiver or amendment of, any transaction document that would have a material adverse affect on the insurers’ or Sovereign’s rights or obligations thereunder or under the transaction documents.

The trustee, on behalf of the noteholders, is the sole beneficiary under the insurance policy. Only the trustee has the right to present a claim to Sovereign and to exercise the rights and perform the obligations of the trustee under the insurance policy. No noteholder shall have or exercise any rights or perform any obligation under the insurance policy in its own name or in the name, or on behalf of the trustee.

The following terms have the respective meanings set forth below:

“Currency Inconvertibility/Non-Transfer Event” means (i) measures taken, directed, authorized, ratified or approved by the Host Government that prevent TNL (or the trustee, to the extent applicable) from converting reais to US dollars and/or remitting US dollars outside the Host Country, or (ii) the failure of the Host Government (or entities authorized under the laws of the Host Country to operate in the foreign exchange markets) to effect such conversion and/or remittance.

“Date of Loss” means the Scheduled Payment Date on which TNL has failed to make a scheduled payment of interest on the notes (calculated at the initial note rate) and/or any Extension Premium, or the trustee has failed to convert reais or transfer US dollars in respect of such payment of interest and/or any Extension Premium, in each case, as a result of a Currency Inconvertibility/Non-Transfer Event. For the purposes of the insurance policy, a failure to make a scheduled payment of interest on the notes (calculated at the initial note rate) shall be deemed to have occurred notwithstanding any payment thereof made by the trustee’s drawing upon the Qualifying Instruments.

“Event of Termination” means (i) a material breach of the insurance policy by the trustee (including, without limitation, failure to make any premium payment when due under the insurance policy), (ii) a material misrepresentation by the trustee (whether under the insurance policy, in any preliminary or final claim application thereunder, or in the Submission Materials as defined below), (iii) an event of default (as defined in the issuer consent agreement) occurs with respect to any representation or warranty made by or on behalf of TNL in or pursuant to the issuer consent agreement or in connection with any claim application, or (iv) an event of default (as defined in the issuer consent agreement) arising from TNL’s failure to comply with certain obligations under the issuer consent agreement including, without limitation, to (a) do all things reasonably practicable to avoid or diminish a loss under the insurance policy, (b) not alter any transaction document with respect to the indenture and the notes, and (c) not assert, with respect to Sovereign (acting on behalf of the insurers), as subrogee and assignee in respect of the notes, any claims, defenses, counterclaims, rights of set-off or other excuses for non-payment that TNL may have with respect to the notes.

“Extension Premium” means each premium due under the insurance policy in respect of each semi-annual period between the expected maturity date and the final maturity date, in the event that the maturity date of the notes is extended in connection with the occurrence of a Currency Inconvertibility/Non-Transfer Event on the expected maturity date.

“Host Country” means the Federative Republic of Brazil.

“Host Government” means the present or any succeeding governing authority (without regard to the method of its succession or as to whether it is internationally recognized) in effective control of all or any part of the territory of the Host Country or any political or territorial subdivision thereof, and/or any other public authority in or of the Host Country on which regulatory powers are conferred by the laws of the Host Country.

“Loss” means any loss that is sustained by the trustee due to TNL’s inability to make a scheduled payment of interest on the notes (calculated at the initial note rate) or TNL’s inability to pay a premium payment due during the extension of the maturity of the notes, that, in either case, is caused by a Currency Inconvertibility/Non-Transfer Event, which meets the terms, conditions and exclusions of the insurance policy and for which the trustee seeks compensation under the insurance policy; notwithstanding the fact that the trustee has been able to draw on the Qualifying Instruments and has made the payment to the noteholders, the Loss is deemed to have occurred and Sovereign (acting on behalf of the insurers) shall pay the claim on the insurance policy to the Trustee in accordance with the terms of the insurance policy for application to the next scheduled payment of interest on the notes (calculated at the initial note rate).

“Policy Period” means from December 18, 2003 until December 18, 2013, unless the maturity of the notes is extended due to the occurrence of a Currency Inconvertibility/Non-Transfer Event which has occurred and is continuing on December 18, 2013, in which event, the end of the Policy Period shall be the earlier to occur of (i) June 18, 2013 (a date which is 18 months after the original maturity date of the notes) and (ii) the date which is the earliest practicable date of early redemption under the notes after the date on which the Currency Inconvertibilty/Non-Transfer Event has ended.

“Reference Rate of Exchange” means the foreign exchange sell rate in the commercial exchange market that appears in the Brazilian Central Bank System — Sisbacen, transaction PTAX 800, option 5, for the currency number allocated to the US dollar (currency 220), or the equivalent entity of the Host Government for foreign private debt service, on the Date of Loss, or, if not published or otherwise unavailable, the official exchange rate applied by the Central Bank of Brazil or equivalent entity of the Host Country for the category of remittance that is the subject of a claim. If, however, US dollars are not generally available at the applicable official exchange rate and conversion of reais into US dollars was effected through another legal and normal channel for transactions of the type contemplated in the indenture and the notes, then the exchange rate shall be the effective rate obtained through that channel. If no exchange rate can be determined pursuant to the above, the Reference Rate of Exchange shall mean the last available official exchange rate applied by the Central Bank of Brazil or equivalent entity of the Host Country for foreign private debt service prior to the Date of Loss. In all cases, the exchange rate shall be net of all deductions for governmentally imposed charges, such as taxes and commissions.

“Scheduled Payment Date” means the later of (i) the 18th day of each June and December, commencing in June, 2004 and ending on and including the final maturity date (as defined in “Description of the new notes — Extension of the Expected Maturity Date”) and (ii) any date on or before the end of the 30-day interest payment grace period to the extent provided for in the indenture on which TNL (or the trustee, to the extent applicable) first attempts to convert reais into US dollars and/or to transfer US dollars outside of the Host Country in order to make a scheduled payment of interest on the notes and/or an Extension Premium payment, in each case, subject to the business day convention specified in the indenture.

“Submission Materials” means, collectively, the application for insurance, the supporting documents and any other written material information provided to Sovereign by the trustee or by TNL prior to the inception of the Policy Period.

“Uninsured Debt” means any obligation of TNL denominated in a currency other than reais, payable by TNL to creditors outside of the Host Country which obligation is not insured by the insurers.

“Waiting Period” means a continuous period of 176 days, commencing on the first day after the Date of Loss; provided that, in the event that the Waiting Period ends on any day other than a business day, the Waiting Period shall be deemed to end on the business day immediately preceding the stated ending date for the Waiting Period. A Loss shall not be indemnified under the insurance policy until the expiration of the Waiting Period. Coverage under the insurance policy shall not be prejudiced if the Waiting Period extends beyond the Policy Period.

Payments under the insurance policy

In the event of a Loss, and subject to the terms, conditions and limitations of the insurance policy, the insurers will be required to pay compensation to the trustee, in US dollars, in an amount equal to the non-transferable US dollars or the US dollar equivalent of the reais amount (as determined by the Reference Rate of Exchange computed on the Date of Loss) of the scheduled payment of interest on the notes (calculated at the initial note rate) and/or any Extension Premium payment then due and owing that, in each case, could not either be converted from reais and/or transferred outside of the Host Country by TNL (or the trustee to the extent applicable) as a result of a Currency Inconvertibility/Non-Transfer Event. The insurance policy will only provide coverage where funds in respect of any Scheduled Payment and/or Extension

Premium payment have been deposited into a bank account owned by TNL or, in certain circumstances, the trustee and where such funds have been designated by TNL or, as applicable, the trustee for the making of a Scheduled Payment and/or an Extension Premium payment. In the event of any acceleration of the notes or the occurrence of any mandatory prepayment thereunder, the insurers shall not be obligated to pay such accelerated amount and shall be liable, to the extent provided in the insurance policy, for compensation for scheduled payments due on the notes on their respective due dates as set forth in the indenture, provided, however, that the insurers may, at their sole option and at any time, pay compensation in respect of any accelerated amount (excluding any unearned interest). The insurers shall have no liability to pay compensation with respect to interest (including any penalty interest) which accrues at a rate in excess of the initial note rate or any other penalty fees for late payment.

In the event of a claim under the insurance policy where (i) TNL has outstanding Uninsured Debt and (ii) subsequent to the Date of Loss for a scheduled payment on the notes and/or an Extension Premium payment that is subject of claim under the insurance policy, TNL pays a greater percentage of amounts due in respect of such Uninsured Debt than it paid in respect of amounts due under the indenture and the notes, then in determining the amount of compensation, Sovereign may reduce the amount of compensation it pays by such percentage. Additionally, if TNL makes a payment on any Uninsured Debt prior to the original due date therefor and after a Currency Inconvertibility/Non-Transfer Event, the total amount of such payment shall be deducted from any compensation paid under the insurance policy. However, if (i) any such payment on any Uninsured Debt derives from the cash proceeds of any collateral or other security provided by TNL to secure such Uninsured Debt and such collateral or security is related to the Uninsured Debt, or (ii) any such payment derives from any preferential status provided such payment by the Host Government, such payment of Uninsured Debt shall not reduce the compensation payable under the insurance policy as described above.

Upon the occurrence and continuance of the initial Loss on any interest payment date, or the expected maturity date, as applicable, the trustee may withdraw from the amount available in Qualifying Instruments the required scheduled payment of interest then due on the notes (calculated at the initial note rate) and pay such amount to the noteholders, and the trustee will make a claim on the insurance policy to cover the required scheduled payment of interest on the notes (calculated at the initial note rate) on the next interest payment date and any Extension Premium owed to the insurers. In the event that a Loss has occurred and is continuing on any subsequent interest payment date, the required scheduled payment of interest on the notes (calculated at the initial note rate) would be paid by the insurers to the trustee, in accordance with, and subject to the terms, conditions and limitations of, the insurance policy and to the extent of the amount remaining available under the Policy Limit.

No payments under the insurance policy will be made in respect of any additional amounts or any interest which has accrued at a rate in excess of the interest rate for the notes established as of the closing date of the old notes. In the event that any amounts of interest are due on the notes at a rate in excess of the initial note rate, the trustee shall withdraw such additional amounts from the Qualifying Instruments and pay such amounts to the noteholders. In no event shall the total amount of payments to be made by the insurers under the insurance policy exceed the Policy Limit, regardless of the amount of Losses incurred by the trustee.

The insurance policy is issued by Sovereign as agent on behalf of the insurers. Each insurers’ interests and liabilities under the insurance policy shall be separate and apart from the interests and liabilities of the other insurer under the insurance policy. The interests and liabilities of the insurers under the insurance policy are several and not joint, and each insurers’ interests and liabilities under the insurance policy shall be limited to 50% of the total insured liabilities under the insurance policy. Payment of Loss by each insurer shall be made on a pro rata basis. In no event shall an insurer participate in the interests and liabilities of the other insurer, and the trustee acknowledges and agrees that neither Sovereign, as agent for the insurers, nor any insurer, shall be responsible for the interests and liabilities of any insurer which for any reason does not satisfy all or part of its obligations under the insurance policy.

Exclusions from payments under the insurance policy

The insurance policy provides that the insurers shall not make payments under the insurance policy for any Loss or any portion thereof arising out of certain events, including, but not limited to:

(i)	any laws, judicial precedents, regulations, practices, policies, procedures, restrictions or other acts or conditions which, at the inception of the Policy Period, were in effect at the inception of the insurance policy (including, without limitation, any restriction on convertibility or transfer that applied to transactions of a similar nature) and that should reasonably have been known to the trustee and/or to us;

(ii)	business interruption, contingent business interruption, extra expense or other time element losses, delay, loss of market, or other consequential losses, whether before, during or after the Waiting Period;

(iii)	failure of the trustee and/or of TNL to comply with the laws or regulations of the Host Country (including, but not limited to, obtaining and maintaining valid licenses, applications, and approvals) which failure materially and adversely affects either (a) the ability of the trustee or of TNL to convert reais or to transfer US dollars outside the Host Country or (b) the insurers’ ability to recover any Loss;

(iv)	any debt, insolvency, commercial failure, failure to provide bond or security, or any other financial cause including, but not limited to, TNL’s insolvency or financial default and/or any legitimate action of the Host Government taken under the applicable bankruptcy laws thereof or taken to enforce any contractual agreement to which TNL may be a party, or to enforce the right of any titleholder to repossess property;

(v)	currency fluctuations and/or devaluations whether as a result of market forces or government action;

(vi)	duties, taxes, penalties or fines imposed on the trustee and/or on TNL;

(vii)	misrepresentations including (a) the trustee’s material breach of the terms of the insurance policy, (b) the trustee’s and/or TNL’s failure to disclose to Sovereign (acting on behalf of the insurers) any information that is material to the insurance policy, (c) the trustee’s material misrepresentation under the insurance policy, under any preliminary claim application or final claim application or the Submission Materials and/or (d) TNL’s material misrepresentation under the issuer consent agreement or in the Submission Materials; and

(viii)	an event of default (as defined in the issuer consent agreement) under the issuer consent agreement. Any claim resulting from the voluntary prepayment of the notes by TNL shall not be covered by the insurance policy.

In addition, upon an Event of Termination, the insurers may (a) refuse to pay compensation to the trustee, (b) if such breach or event was in existence at the time the insurers paid compensation under the insurance policy, recover such paid compensation from the trustee or from any subsequent compensation payable hereunder; or (c) terminate the insurance policy effective as of the date of the default by giving notice to the trustee. The insurers may also cancel the insurance policy if any premium payment has not been received by the relevant due date (other than premium payments covered by the insurance policy during the occurrence and continuance of a Currency Inconvertibility/Non-Transfer Event which shall be due to the insurers in accordance with the terms of the insurance policy).

Claims and reimbursements under the insurance policy

The insurance policy requires that the trustee submit a preliminary written claim to Sovereign (acting on behalf of the insurers) within 15 days from the Date of Loss, which claim shall include evidence (to the extent then available) of such claim. The trustee is required to provide any additional evidence material to the insurers’ determination regarding the claim, as reasonably requested by Sovereign (acting on behalf of the insurers), in order to establish the claim. Any such request by Sovereign (acting on behalf of the insurers) shall be made no later than 85 days after the submission of the preliminary claim. The trustee must file a final written claim with Sovereign, as agent for the insurers, within 147 days from the Date of Loss, which claim shall include any such information requested by Sovereign, as agent for the insurers, no later than the 85th day after the Date of Loss. So long as the trustee provides any such additional evidence, the insurers will make a determination regarding the claim no later than 30 days from the date of receipt of the final and complete claim but not before the expiry of the Waiting Period. Sovereign, on behalf of the insurers, will pay the trustee in US dollars within two days after it makes the determination to pay any such claim; provided that, if such second day is not a business day, it will make such payment on the business day immediately preceding such day. The insurers may elect to terminate the Waiting Period prior to the end thereof, and in such case shall pay compensation for the related Loss. Failure of the trustee to comply with the foregoing time periods will not release the insurers from liability, but the time period to pay shall be extended day-for-day by the period of delay, provided, however, that in no event shall the final application be submitted later than 365 days after TNL has failed to make a scheduled payment of interest on the notes due to a Currency Inconvertibility/Non-Transfer Event.

As a condition to any payment of compensation by the insurers, TNL or, as applicable, the trustee shall payor cause to be paid over to Sovereign (acting on behalf of the insurers) (i) in connection with an inconvertibilty claim, the reais equivalent of the scheduled payment of interest on the notes (calculated at the initial note rate) and/or Extension Premium payment, the subject of the claim under the insurance policy (at an exchange rate equal to the Reference Rate of Exchange) or (ii) in connection with a non-transfer claim, the US dollars, the subject of the claim under the insurance policy. The insurers shall only be obligated to pay under the insurance policy the amount of US dollars delivered to Sovereign (as agent for the insurers) in the Host Country or, in the case where reais were delivered to Sovereign (acting on behalf of the insurers) as described above, the US dollar equivalent of any payment in reais (calculated at the Reference Rate of Exchange), in each case as described above. In the event that the trustee or TNL, as the case may, is unable legally to deliver such currency, the right, title and interest of the trustee and TNL in such currency shall be assigned to Sovereign (as agent for the insurers). Any such delivery and/or assignment shall be made to Sovereign or its representative in the Host Country.

In addition, on or prior to the date of the insurers’ payment of a Loss hereunder and at the request of Sovereign (as agent for the insurers) the trustee shall transfer, assign, convey, set over and deliver to Sovereign, acting on behalf of the insurers, or its designee all of the trustee s right title and interest in the related scheduled payments under the notes and for the related premium payments, as applicable, which are the subject of the Loss, and all claims against the Host Government or other parties associated with or arising out of a Loss. The trustee shall take all reasonable steps requested by Sovereign (acting on behalf of the insurers) to assist it, and TNL under the terms of the issuer consent agreement, shall assist it, in recovering any Loss paid under the insurance policy including, without limitation, (i) initiation and prosecution in the trustee’s name (at Sovereign’s expense) of any such recovery efforts, and (ii) enlisting the cooperation of the United States government to assist (at Sovereign s expense) in recovery by diplomatic means and/or formal proceedings. Sovereign (acting on behalf of the insurers) may, to the extent such rights have been transferred or obtained by Sovereign in the indenture, direct the trustee to take any action, consistent with the terms of the indenture, with regard to the notes or the rights that relate to Sovereign or the insurers as Sovereign may reasonably require.

If at any time the trustee and/or Sovereign (acting on behalf of the insurers) shall obtain recoveries in respect of a Loss paid under the insurance policy, or the trustee receives any payments from TNL under the indenture or the notes after the payment of a claim under the insurance policy by the insurers, the amounts of any such recoveries or payments will be applied prior to any payment under the indenture or on the notes but, with respect to any payments received by the trustee, after any required payments to the trustee or the principal paying agent in respect of fees, expenses or indemnification, first, to the full repayment of compensation paid by the insurers to the trustee; second, to the full payment of any undisputed documented loss adjustment expenses incurred by Sovereign (acting on behalf of the insurers) (as described in ”—The issuer consent agreement”) and associated with the Loss; third, to the full payment of interest on the foregoing amounts, if any, equal to the initial note rate; fourth, to the extent that any loss adjustment expenses incurred by Sovereign (acting on behalf of the insurers) (as described in “—The issuer consent agreement”) are disputed by TNL, the amount of such disputed expenses (together with interest thereon at the initial note rate) shall be delivered to the trustee to be held in trust and invested in certain securities issued or guaranteed by the United

States government; and fifth, to the full payment to the Trustee of uninsured loss suffered by the Noteholders.

Arbitration

Disputes, controversies or claims arising out of or relating to the insurance policy or to the breach, cancellation, termination or validity of the insurance policy shall be finally and fully determined at the London Court of International Arbitration in London according to its rules in effect at the date of submission, and the laws of England and Wales applicable to arbitration procedure, including the provisions of the Arbitration Act of 1996 and/or any statutory modifications or amendments thereto, shall govern the procedural aspects of such arbitration proceedings. For the avoidance of doubt and as set forth in the insurance policy, in any such arbitration the insurance policy shall be governed by and construed in accordance with the laws of the State of New York. In no event may the arbitrators award the trustee more than the sum of the applicable Policy Limit, the costs of the arbitration, and interest calculated from the date compensation was denied, using the average one month LIBOR rate in effect during the period, compounded quarterly. Unless the trustee initiates arbitration, the insurers’ liability with respect to any claim for compensation hereunder and any related claims or causes of action shall expire one year after Sovereign (acting on behalf of the insurers) notifies the trustee of its final determination with respect to such claim.

Governing law

The insurance policy will be governed by the laws of the State of New York, except for certain limited circumstances set forth in the insurance policy. The laws of England and Wales governing arbitration procedure shall govern any arbitration procedure applicable to any arbitration under the insurance policy.

The Issuer Consent Agreement

TNL entered, as an inducement to the insurers entering into the insurance policy, into the issuer consent agreement that requires TNL to make certain representations and take certain actions relating to the insurance policy.

Representations, warranties and covenants

TNL made certain representations and agreements with Sovereign, as agent for the insurers, including that:

(i)	TNL has all necessary power, authority and capacity to own its properties, carry out its business and enter into the transaction documents to which it is a party, including the issuer consent agreement, the indenture and the notes;

(ii)	TNL has obtained all consents and approvals required by TNL to enter into the transaction documents to which it is a party, including the issuer consent agreement;

(iii)	the execution and delivery of the transaction documents, including the issuer consent agreement, does not and will not materially conflict with any law, rule or regulation, or TNL’s, or any of its material subsidiaries, constitutive documents or any agreement or instrument to which TNL or any of its material subsidiaries are party that could reasonably be expected to have a material adverse effect on TNL or its material subsidiaries;

(iv)	the issuer consent agreement will, when executed and delivered, be the legally binding obligation of TNL;

(v)	no consent or approval of any person or governmental authority is required in connection with the execution and delivery or performance of the issuer consent agreement or the validity or enforceability thereof or, if required, such consent or approval has been obtained;

(vi)	TNL has no prior knowledge of any existing restrictions in the Host Country that would, at the time of TNL’s entry into the issuer consent agreement, restrict TNL from making scheduled payments of interest on the notes or payments of premium under the insurance policy (other than laws of general application requiring the prior approval of the Central Bank of Brazil in order to make such payments, which TNL has obtained); and

(vii)	TNL has not engaged in any acts of bribery or other corrupt practices in the Host Country regarding any material aspect of the indenture or the notes.

In addition, TNL gives certain covenants regarding TNL’s commitment:

(i)	to avoid or diminish a loss under the insurance policy;

(ii)	that, as of the closing date of the old notes, it has obtained and will maintain all licenses, applications and approvals necessary in the Host Country to make the payments contemplated by the insurance policy, the indenture and the notes; provided, however, that TNL shall have no such obligation if it is prevented from obtaining or maintaining such required approvals as a result of a Currency Inconvertibility/Non-Transfer Event;

(iii)	in connection with any Loss, to make all reasonable efforts in the Host Country to convert reais to US dollars and to transfer US dollars as contemplated in the indenture;

(iv)	not to disclose the terms of the insurance policy or the issuer consent agreement except in certain circumstances including disclosure in any disclosure document prepared or approved by TNL in connection with the issuance or offering of the notes;

(v)	to comply with all applicable laws and regulations (including, without limitation, regulations of the Central Bank of Brazil) and all applicable securities laws and regulations in the United States, in each case in connection with the issuance of the notes;

(vi)	to obtain all required consents, licenses, approvals, registrations, permits or other authorizations of any nature granted by any governmental authority that are necessary to make the scheduled payment due under the indenture and the notes and premiums due under the insurance policy, and to perform its obligations under the transaction documents;

(vii)	to provide access to Sovereign, as agent for the insurers, regarding TNL’s operations relating to the notes, the insurance policy or the issuer consent agreement;

(viii)	to give notice of the occurrence of any event that could lead to an event of default (as defined under the issuer consent agreement) or that could render the insurers liable under the insurance policy;

(ix)	to not agree to any modification, waiver or amendment of the insurance policy, the indenture or the notes without, in certain cases, Sovereign’s (as agent for the insurers) prior consent; and

(x)	to comply with the covenants in the indenture described in “Description of the new notes—Certain covenants—Maintenance of corporate existence,” “—Maintenance of properties,” “Maintenance of government authorizations,” and “—Limitation on consolidation, merger, sale or conveyance.”

Events of Default

If TNL (i) makes a material misrepresentation with respect to any of the representations in the issuer consent agreement or in connection with any claim, or (ii) materially breaches any of the covenants described above or its subrogation obligations described below and fails to cure that breach of such covenant or obligation within 30 days of the occurrence of such breach, the insurers may refuse to pay compensation for any Loss under the insurance policy, if an Event of Termination occurs, terminate the insurance policy or take action to enforce any of its rights under the issuer consent agreement.

Subrogation

TNL acknowledges that the notes shall not be discharged, satisfied or otherwise terminated by reason of the insurers’ payment of compensation to the trustee under the insurance policy in respect of any scheduled payment, and that the insurers shall be subrogated to the rights of the noteholders to the extent of payment by the insurers to the trustee. TNL agrees not to assert with respect to Sovereign (as agent for the insurers), as subrogee and assignee in respect of the notes, any claims, defenses, counterclaims, rights of set-off, or other excuses for non-payment that TNL may have with respect to the notes, any noteholder, or any scheduled payments due to any noteholder. TNL will take all actions reasonably requested by Sovereign (as agent for the insurers) to assist it or the trustee in preserving the property, interests, and rights transferred to Sovereign (as agent for the insurers) pursuant to the insurance policy and in prosecuting related claims consistent with the terms of the indenture.

Reimbursement

To the extent that Sovereign (as agent for the insurers) has not been reimbursed pursuant to the terms of the insurance policy, TNL will agree to reimburse Sovereign (as agent for the insurers) no later than 10 business days following the date of a written demand from Sovereign for the full and prompt payment in US dollars of all amounts due and unpaid to Sovereign (as agent for the insurers) under the insurance policy. Sovereign’s (as agent for the insurers) right of reimbursement and rights to payment of other amounts under the issuer consent agreement shall constitute general unsecured obligations ranking pari passu with all of TNL’s unsubordinated and unsecured debt obligations. Failure by TNL to comply with its reimbursement obligations shall not constitute an Event of Default pursuant to the issuer consent agreement and Sovereign (as agent for the insurers) shall not have the right to terminate the insurance policy or refuse to pay compensation for any loss as a result of such failure. In addition, TNL has agreed (subject to certain exclusions and limitations) to indemnify and hold harmless Sovereign and the insurers from and against certain liabilities incurred by Sovereign or the insurers in connection with the issuance of the insurance policy as it relates to the offering of the notes or in connection with any offering memorandum.

Termination

With the exception of certain indemnity and reimbursement obligations, TNL’s obligations under the issuer consent agreement shall terminate on the date on which the insurance policy and all of the insurers’ obligations with respect thereto have been terminated or fulfilled and the insurers have no further obligation under the insurance policy.

Arbitration

Disputes, controversies or claims arising out of or relating to the issuer consent agreement shall be finally and fully determined at the London Court of International Arbitration in London according to its rules in effect at the date of submission, and the laws of England and Wales applicable to arbitration procedure, including the provisions of the Arbitration Act of 1996 and or any statutory modifications or amendments thereto, shall govern the procedural aspects of such arbitration proceedings. For the avoidance of doubt and as set forth in the issuer consent agreement, in any such arbitration the issuer consent agreement shall be governed by and construed in accordance with the laws of the State of New York.

Choice of law

The issuer consent agreement is governed by the laws of the State of New York. The laws of England and Wales governing arbitration procedure shall govern the arbitration procedure applicable to any arbitration under the issuer consent agreement.

FORM OF NEW NOTES; CLEARING AND SETTLEMENT

Form of Notes

We will issue the new notes in the form of one or more fully registered global notes, or the global notes, in denominations of US$1,000 or integral multiples of US$1,000. We will deposit the new notes with, or on behalf of, The Depository Trust Company, New York. New York, or DTC, as the depositary, and will register the new notes in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. You may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream Banking, société anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear, (outside of the United States) if you are participants of such systems, or indirectly through organizations which are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC’s books as being held by the US depositary for each of Clearstream, Luxembourg and Euroclear, which US depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

So long as DTC or its nominee is the registered owner or holder of any global note, DTC or such nominee will be considered the sole owner or noteholder represented by that global note for all purposes under the indenture and the notes. No beneficial owner of an interest in any note will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream, Luxembourg, in addition to those provided for under the indenture.

Payments of principal of and interest (including additional amounts) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of TNL, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests representing any notes held by DTC or its nominee.

TNL expects that DTC or its nominee, upon receipt of any payment of principal of or premium and interest (including additional amounts) on a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee.

Payment to owners of beneficial interests in a global note held through such participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable global note in accordance with the normal procedures of DTC and those procedures set forth in the indenture. Consequently, the ability to transfer interests in a global note to such persons may be limited.

Any beneficial interest in a global note that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to have an interest in the first global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global note.

Subject to compliance with the transfer restrictions applicable to the notes, TNL understands that crossmarket transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). TNL understands that Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Regulation S global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream or Euroclear.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a restricted global note from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Clearstream participant on such business day following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in the Regulation S global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

TNL expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of the participant to whose interests in the applicable global notes are credited and only in respect of the aggregate principal amount of notes as to which such participant has given such direction. However, if there is an event of default under the indenture and the notes and a holder of notes requests the trustee in writing to have the global note exchanged for physical notes, DTC will exchange the applicable global notes for physical notes (as defined below), which it will distribute to participants.

TNL understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. TNL further understands that DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations (“participants”). TNL further understands that indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the DTC participants, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or modified at any time. None of TNL, the trustee or any paying agent will have any responsibility for the performance by DTC, Euroclear, Clearstream, the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Physical Notes

Interests in the global notes will be exchangeable or transferable, as the case may be, for physical notes (“physical notes”) if (i) DTC notifies TNL that it is unwilling or unable to continue as depositary for the global notes, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by TNL within 90 calendar days, (ii) TNL, at its option, elects to terminate the book-entry system through a depositary or (iii) an event of default has occurred and is continuing with respect to the global notes and a holder of notes requests of the trustee in writing to have the global notes exchanged for physical notes.

Replacement, Exchange and Transfer of Notes

If a new note becomes mutilated, destroyed, lost or stolen, TNL may issue, and the trustee will authenticate and deliver, a substitute note in replacement. In each case, the affected noteholder will be required to furnish to TNL, the trustee and certain other specified parties an indemnity under which it will agree to pay TNL, the trustee and certain other specified parties for any losses they may suffer relating to the note that was mutilated, destroyed, lost or stolen. TNL and the trustee may also require that the affected noteholder present other documents or proof. The affected noteholder will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, lost or stolen note.

Under certain limited circumstances, beneficial interests in the global note may be exchanged for Physical Notes. If TNL issues Physical Notes, a noteholder of such Physical Note may present its notes for exchange for notes of a different authorized denomination, together with a written request for an exchange, at the office or agency of TNL designated for such purpose in The City of New York. In addition, the noteholder of any Physical Note may transfer such Physical Note, in whole or in part, by surrendering it at any such office or agency together with an executed instrument of assignment. Each new Physical Note issued in connection with a transfer of one or more Physical Notes will be available for delivery from the registrar after receipt by the registrar of the relevant original Physical Note or Physical Notes and the relevant executed instrument of assignment. Transfers of the Physical Notes will be effected without charge by or on behalf of TNL or the registrar, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

TNL will not charge the noteholders of new notes for the costs and expenses associated with the exchange, transfer or registration of transfer of the notes. TNL may, however, charge the noteholders of notes for any tax or other governmental charges. TNL may reject any request for an exchange or registration of transfer of any note (i) made within 15 calendar days of the mailing of a notice of redemption of new notes or (ii) made between any regular record date and the next interest payment date.

THE EXCHANGE OFFER

In the registration rights agreement between us and the initial purchasers of the old notes, we agreed to use our reasonable best efforts to cause the exchange offer to be completed on or prior to October 31, 2004.

The registration rights agreement provides that, in the event we fail to cause the exchange offer to be completed by October 31, 2004, we will be required to pay additional interest on the old notes over and above the regular interest on the securities. Once the exchange offer is completed, we will no longer be required to pay additional interest on the old notes.

The exchange offer is not being made to, nor will tenders for exchange be accepted from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each US$1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you US$1,000 principal amount of new notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on October 29, 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means October 29, 2004, or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, US$300,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral (promptly confirmed in writing) or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes.”

Important Rules Concerning the Exchange Offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old note for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to HSBC Bank USA, National Association, at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for old notes must be received by the exchange agent along with the letter of transmittal;

(2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC, using the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

(3) you must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND NOTICES OF GUARANTEED DELIVERY IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES,

SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO TELE NORTE LESTE PARTICIPAÇÕES S.A.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered:

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the United States.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “Conditions to the Exchange Offer” below.

For purposes of the exchange offer, our giving of oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer. In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes; or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below; and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, then we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, or an agent’s message in lieu thereof, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instruction to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal or an agent’s message in lieu thereof, and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution,

(2) on or prior to the expiration date, the exchange agent receives, by facsimile transmission, by mail or hand delivery from that eligible institution, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes;

•	the amount of old notes tendered;

•	that the tender is being made by delivering that notice and guaranteeing; and

•	that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with the letter of transmittal and any other document required by the letter of transmittal or an agent’s message in lieu thereof, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “—Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn;

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder;

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution;

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for the sole benefit of us and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of such rights. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

HSBC Bank USA, National Association, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

USA

Attention: Corporate Trust

Facsimile Transmissions:

(212) 525-1300

To Confirm by Telephone

or for Information:

(212) 525-1501

DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF THE LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses will be paid by us.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of TNL or who intends to participate in the exchange offer for the purpose of distributing the new notes:

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its old notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the old notes will represent that:

(1) it is not an “affiliate” of TNL;

(2) any new notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than in a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

REGULATION OF THE BRAZILIAN TELECOMMUNICATIONS INDUSTRY

General

Our business, including the services we provide and the rates we charge, is subject to comprehensive regulation under the Brazilian General Telecommunications Law and various administrative enactments thereunder. Telemar operates under concessions and licenses that allow it to provide specified services and sets forth certain obligations. See “—Concessions and Licenses.”

Anatel is the regulatory agency for telecommunications, according to the General Telecommunications Law and the Regulamento da Agência Nacional de Telecomunicações, (the “Anatel Decree”) of October 1997. Anatel is administratively independent and financially autonomous. Anatel is required to report on its activities to the Brazilian Ministry of Communications and to the Brazilian Congress. Any regulation proposed by Anatel is subject to a period of public comment, and Anatel’s decisions may be challenged only in the Brazilian courts.

Concessions and Licenses

Telemar operates under two Public Switched Telephone Network (PSTN) concessions (PSTN local and PSTN domestic long distance), which grant it the right to offer local and domestic long distance services in Region I. In addition, Telemar is authorized to provide Transport Telecommunication Network Service (“SRTT”), and Multimedia Communication Service (“SCM”) through its subsidiary, Pegasus Telecom and international long distance services (PSTN international long distance) nationwide and domestic long distance services (PSTN domestic long distance) in Regions II and III through its subsidiary, Oi. In addition, Oi has authorizations granted by Anatel to provide wireless services (Serviço Móvel Pessoal—SMP) in Region I.

Concessions to provide telecommunications services are granted under the public regime, while such services are provided through authorizations granted under the private regime.

In addition to Telemar, the companies that operate in the public regime in Brazil (“Public Regime Companies”) include two other regional fixed-line service providers, Embratel and certain other local operators. The four primary Public Regime Companies (consisting of Telemar, Embratel and the two other regional fixed-line service providers) are the primary providers of fixed-line telecommunications services in Brazil, including local services and intra-regional, inter-regional and international long distance service. All other telecommunications service providers, including the other companies authorized to provide fixed-line services in Region I, operate in the private regime (“private regime companies”).

According to the terms of Article 13 of the Brazilian Telecommunications Service Regulations, Public Regime Companies are subject to certain obligations as to quality, continuity and universality of service, network expansion and modernization. Public Regime Companies are also subject to Anatel’s supervision in regard to the tariffs that they may charge. On the other hand, private regime companies are generally not subject to the requirements as to universality of service or modernization, but they are subject to certain network expansion and quality of service obligations set forth in their licenses.

Public Regime Companies, such as Telemar, also often offer certain services in the private regime, of which the most significant are data transmission services. Wireless services are offered by Oi under the private regime, according to a license acquired by Oi on February 13, 2001. See “Item 4. Our History and Development—Our significant subsidiaries—TNL PCS S.A. (Oi)” of our Form 20-F.

Termination of a Concession

There are five possible ways that a public-regime company’s concession may terminate:

•	Non-renewal upon the expiration of the concession;

•	An extraordinary situation in which the public interest is in jeopardy, during which time the Brazilian government may operate the company, in which case the Brazilian government must be legislatively authorized to terminate the concession and indemnification must be paid to the company;

•	Termination by the company (by agreement with Anatel or through legal proceedings) as a consequence of an act or omission of the Brazilian government that makes the rendering of the services excessively burdensome to the company;

•	Annulment of the concession due to a contractual term, which is deemed by subsequent law to be illegal.

•	The occurrence of:

•	a split-up, spin-off, amalgamation, merger, capital reduction or transfer of the company’s corporate power without Anatel’s authorization;

•	the transfer of the concession without Anatel’s authorization;

•	the dissolution or bankruptcy of the company; or

•	an extraordinary situation where Brazilian government intervention, although legally possible, is not undertaken since such intervention would prove to be inconvenient, unnecessary or would result in unfair benefits for the company. In the event a concession is terminated, Anatel may occupy the company’s properties and use its employees in order to render continued services.

Fixed-Line Services—Public Regime

The concession agreements for all providers of fixed-line services have terms of 27 years, divided in two phases. The service providers are currently completing the first phase, which started in 1998 and will end in 2005. The agreements also have options to extend the terms to the second phase, from 2006 to 2025. In the second phase, new conditions regarding universalization and quality of services’ targets will be established by Anatel, the Ministry of Communication or the President, as the case may be. On June 30, 2003, Telemar exercised its right to extend its concession agreement for the second phase. In the letter by which Telemar notified Anatel of the extension, Telemar points out that, under Brazilian law, the economic and financial equilibrium of the agreement must be preserved in the implementation of new conditions and targets, and that external resources should be allocated for the new universalization targets.

Anatel published on June 23, 2003 the form of the new concession agreements and the new General Plan on Quality. The new General Plan on Universal Services was approved by the President and published by Anatel on June 27, 2003. See “—New telecommunications regulations.” The concessions may be revoked prior to expiration. Every second year during the 20-year renewal period, Public Regime Companies, such as Telemar, will be required to pay biannual renewal fees equal to 2% of annual net revenues from telecommunications services (excluding taxes and social contributions) during the immediately preceding year.

Fixed-Line Services—Private Regime

The Brazilian Telecommunications Regulations provide for the introduction of competition in telephone services in Brazil by requiring the federal government to authorize four private-regime companies—one to provide local services and intra-regional, long distance service in each of the three fixed-line regions and one to provide intra-regional, inter-regional and international long distance service throughout Brazil. Anatel has already the licenses to operate in Region I to Vésper, a private-regime operator. Anatel has also granted to two other private regime companies the licenses to operate in each of the other fixed-line regions and to another private-regime company the licenses to provide intra-regional, inter-regional and international long distance service in competition with Embratel. Concessions and authorizations have been granted in each fixed-line region for regional fixed-line companies to provide local services, fixed-line companies to provide intra-regional long distance service and other companies to provide inter-regional long distance and international long distance service. The number of authorizations which can be issued by the Brazilian federal government is not limited.

Obligations of Telecommunications Companies

Similar to other telecommunications service providers, we are subject to obligations concerning quality of service, network expansion and modernization. The public-regime companies are also subject to a set of special restrictions regarding the services they may offer that are contained in the General Plan of Concessions and Licenses, and to a set of special obligations regarding service quality, network expansion and modernization contained in the General Plan on Universal Service and the General Plan on Quality.

Public Regime—Service Restrictions

Public Regime Companies are subject to certain restrictions on alliances, joint ventures, mergers and acquisitions, including:

•	Mergers between regional fixed-line services provider and wireless service providers are prohibited (a prohibition that also applies to private-regime companies); and

•	Companies offering telephone services are prohibited from offering cable television (unless they offer cable television pursuant to a public auction to provide such services in the relevant Region in which no other bidder participates).

New Telecommunications Regulations

On June 10, 2003, the President approved a decree, prepared by the Ministry of Telecommunications (the “Decree”), which sets forth a number of targets for the telecommunications policies, including social inclusion, universal access to and modernization of telecommunications services, stimulation of employment and development of the Brazilian telecommunication industry and the promotion of competition in the sector. The Decree also establishes guidelines for the extension of the concession agreements that will be executed by the public companies by the end of 2005 and will be in effect by January 1, 2006, at the end of the first phase of the concession agreements. The guidelines include definition of public and interconnection tariffs, unbundling prices and resale of telecom services, number portability, detailing of calls in bills, preservation of the economic-financial equilibrium of the agreements and also of the economic conditions necessary to accomplish and maintain the universalization targets by the concessionaires.

Anatel published on June 23, 2003 the form of new concession agreements and the new General Plan an Quality (“PGMQ”).The new General Plan on Universal Services (“PGMU”) was approved by the President and published by Anatel on June 27, 2003. The new PGMU defines targets to be accomplished by the concessionaires by January 1, 2006. The costs related to meeting the targets contemplated by the plan are to be paid for solely by the incumbent telecommunications service providers, pursuant to terms set forth in each provider’s concession agreement. Anatel may revise the universal service targets, pursuant to the concession agreements, and can propose additional targets or an acceleration of the plan. The plan applies to local, domestic and long distance service providers in varying degrees.

The new PGMU sets forth the parameters for the maintenance of the universalization target, scheduled to be completed by December 31, 2005, which will offer of individual access in areas with more than 300 inhabitants. Priority will be given to requests for individual access made by educational establishments, health institutions, public security establishments, public libraries and museums, judiciary agencies, federal public prosecutor’s agencies, and consumer protection agencies. Special care and equipment must also be provided for the hearing and speech impaired.

Telecommunications service providers will also be required to activate public telephones (“TUP”) activated, which enable any person to use fixed switched telephone service (“STFC”), regardless of subscription or registration with the carrier, in enough numbers to ensure that the density of TUPs per General License Plan Sector is equal to or over a statewide average of 6 TUPs per 1,000 inhabitants. This requirement is less stringent than the targets established under the current General Plan on Universal Service, which requires 7.5 TUPs per 1,000 inhabitants for year-end 2003 and 8 TUPs per 1,000 inhabitants set for year-end 2005. We believe this will have a favorable impact on our costs and capital expenditures. Activation of TUPs must take place so that there are at least 3 TUPs per group of 1,000 inhabitants in each location, evenly distributed over the service area. The user may have to move a maximum of 300 meters to get to a TUP from any point inside the limits of a location. The new PGMU has also eliminated the obligation to maintain the density of 3 TUPS for every 1,000 installed individual access lines, which was determined in the General Plan of Universalization Services. Of the total number of TUPs installed in a service area, 50% must be in areas that can be accessed twenty-four hours a day and 2% must be adapted for every kind of physical impairment. Local services providers are responsible for achieving targets for areas that are at a distance equal to or less than thirty kilometers from any other service area; domestic and international long distance service providers must be in compliance for those serving areas at a distance equal to or more than thirty kilometers from any other serving area.

Telecommunications local service providers will be required to activate telecommunications services stations (“PST”), which are facilities for collective use maintained by the service provider with TUPs, terminals for collective use with internet access (“TAPs”) and fax. In the locations with individual STFC access (with more than 300 inhabitants), there must be 1 PST per municipality, with density of 1 to each 50,000 inhabitants. In rural areas, until January 1, 2009 there must be 1 PST installed per Unity of Care for Cooperatives (“UAC”), which serves associates of a cooperative that develop activities including warehousing, packaging, refrigeration and credit, with determined schedule based on the number of associates of each UAC.

Anatel established a public hearing regarding the special individual access (“AICE”). AICE was originally designed to meet the needs of lower income classes of households that do not have yet individual STFC access. The offer, use, rates, payment conditions, call treatment, network usage remuneration and taxation are different for AICE than those applied to regular residential telephones. Requests for installation must be met after the subscriber’s registration and subscription payment within twelve months. The proposal also establishes that the AICE will be accessed via prepaid cards, which could be used in any type of telecommunications services.

Telemar and Anatel are expected to formally enter into a new concession agreement by the end of 2005. See “Risk factors—Risks relating to our business.”

Beside the new universalization and quality targets, the Concession Agreement establishes new conditions, including:

•	changes in local tariff measurement criteria from pulse to minute measurement (to be implemented after January 1, 2006);

•	changes in tariff adjustment formulas, including:

(1)	the creation of a telecommunications industry index to replace the IGP-D1 and

(2)	the establishment of a methodology to calculate the productivity factors to be used in the tariff adjustment;

•	new methodology to calculate interconnection tariffs; and

•	fixed line local number portability (to be implemented after January 1, 2006).

Both the new General Plan on Quality and the new General Plan on Universal Service have been drafted. We may disagree with a number of these new terms if upon implementation, they do not take into account the current cost and investments already made to achieve the targets established in the existing Concession Agreement. We also disagree with the requirement to finance the new universal service targets at the expense of the incumbent companies and with the elimination of the use of the IGP-DI Index to determine the annual inflation-based adjustments to the tariff rates as of January 1, 2006, since these changes could, in each case, alter the financial equilibrium of the Concession Agreement and adversely affect our business and results of operations.

Network Expansion—General Plan on Universal Service (PGMU)

The following table sets forth our main network expansion and modernization obligations as provided in the List of Obligations, along with the times and our performance with respect to each category of obligation at December 31, 2003.

	Company status at December 31,
	2003	2004	2005
Minimum number of installed lines (millions)	17.4	—	—
Individual fixed-line service available to all locations with more than (inhabitants):	600	—	300
Maximum waiting time for installation of a line (weeks)(1)	2	1	—
Collective fixed line service available in all rural localities with more than (inhabitants)	300	—	100
Minimum number of public telephones in service (thousands)	662	—	—
Minimum distance from user to public phone (meters)	600	—	300	(3)
Minimum number of public telephones per 1,000 inhabitants	8.3	—	6	(2)
Minimum public telephones as a percentage of fixed-lines	3.8	—	3

(1)	Applies only to areas where fixed-line service is fully available.

(2)	Revised according to PGMU 2006. The target is 6 per 1000 inhabitants per PGO sector, with a 3 per 1000 minimum in each location.

(3)	Revised according to PGMU 2006.

Quality of Services—General Plan on Quality

Each regional public and private regime company must comply with the provisions of the General Plan on Quality and also with the terms of its respective concessions, licenses and authorizations. All costs related to the fulfillment of the quality goals established by the General Plan on Quality must be exclusively borne by the respective telephone service provider. The General Plan on Quality establishes minimum quality standards with regard to:

•	Responses to repair requests;

•	Availability of services to users;

•	Quality of public telephones;

•	Operator availability;

•	Personal services to users;

•	Issuance of bills;

•	Responses to requests for address changes;

•	Modernization of the network; and

•	Responses to users’ mail.

The quality standards are measured according to the definitions and quality indicators established by Anatel. Companies are obliged to report monthly to Anatel in regard to their performance of the quality goals. Additionally, the companies are obligated to provide Anatel an in-depth report and analysis in regard to each quality goal that is not achieved. Anatel may also collect such data from companies at any time and without prior notice.

Companies that fail to achieve the Anatel quality goals may be subject to warnings, fines, intervention by Anatel, temporary suspensions of service or cancellations of concessions and authorizations. See “—Fines and Penalties.”

The following table sets forth information regarding our obligations at year-end 2001 through 2005 (the last year of our current Concession Agreement) and our performance with respect to each category of obligation at year-end 2003.

	Company performance at December 31, 2003	By December 31,
		2001 and 2002	2003 and 2004	2005
Dial tone within 3 seconds (% of cases)	99.8	99.0	99.5	99.5
Call completion rate during peak periods (% of calls attempted)(1)	69.9	65.0	70.0	70.0
Maximum number of uncompleted calls due to network congestion (% of calls attempted)(1)	1.5/3.3	5.0/5.0	4.0/4.0	4.0/4.0
Maximum monthly repair requests (% of lines in service)	2.0	2.5	2.0	1.5
Maximum monthly public telephone repair requests (% of public telephones in service)	5.0	12.0	10.0	8.0
Residential repair response speed (% within 24 hours)	98.9	96.0	97.0	98.0
Nonresidential repair response speed (% within 8 hours)	98.2	96.0	97.0	98.0
Public telephone repair response speed (% within 8 hours)	99.2	96.0	97.0	98.0
Operator availability during peak periods (% response within 10 seconds)	98.6	93.0	94.0	95.0
Billing complaints (per thousand bills issued)	1.8	3.0	2.0	2.0
Minimum digitalization level of network (%)	98.9	85.0	95.0	99.0
Credit issued within one billing cycle for claimed inaccuracies (% of cases)	97.0	96.0	97.0	98.0

(1)	For local and domestic long distance calls.

Anatel measures our performance in each state in which we operate individually. As a result, our performance in any particular state may not meet one or more quality performance targets even if our performance overall satisfies the targets set forth in the table. Therefore, we could be subject to fines or penalties as a result of our failure to meet the quality performance targets in one or more states. See “—Regulation of the Brazilian Telecommunications Industry—Obligations of Telecommunications Companies” and “—Regulation of the Brazilian Telecommunications Industry—Quality of Services—General Plan on Quality.”

Fines and Penalties

Failure to meet the network expansion and modernization obligations in the List of Obligations may result in fines and penalties of up to R$50 million as well as potential revocation of the concessions. Failure to meet the quality of service obligations in the List of Obligations may result in fines and penalties of up to R$40 million.

Interconnection

General rules regarding interconnection are described in the Regulamento Geral de Interconexão (“General Rules on Interconnection”), promulgated by Anatel. All operating companies providing public-interest services are required, if it is technically feasible to do so, to make their networks available for interconnection on a nondiscriminatory basis, whenever such a request is made by any other telecommunications provider. Anatel currently sets and adjusts the interconnection rates between two fixed-line networks as well as between fixed-line and wireless networks. Beginning in July 2004, Anatel will allow fixed-line and wireless network operators to freely negotiate interconnection rates, subject to a price cap imposed by Anatel.

Unbundling of Local Network

Anatel currently requires public regime regional fixed-line services providers to unbundle their network elements and services. In an unbundled regime, each network operator is required to provide a detailed list of network services and elements, which may be purchased separately by a party requesting infrastructure sharing.

On May 12, 2004, Anatel set forth certain terms and conditions in which line sharing and full unbundling of our network will operate. Such conditions define price-caps for several recurring and eventual items under the line sharing system, including availability of the copper paid, which has been set at R$15.42/pair per month.

Rate Regulation

The concessions of the regional fixed-line companies and Embratel, including our concessions, provide for a price-cap mechanism to set and adjust rates on an annual basis. The price-cap mechanism consists of a maximum amount, or price cap, established by Anatel, that may be charged for a particular service and a weighted average rate for a basket of basic services. The basket of local services covered by the price cap includes all of the services in the basic service plan, such as installation charges, monthly subscription fees and switched local services (traffic). Other services covered by the price cap include long distance services and network usage fees. The main baskets for the regional fixed-line companies are for local services, including installation charges, monthly subscription fees and measured usage charges and for long distance services, which are determined based on five rates that vary based on the time of day and the distance between the call originator and the call recipient.

The initial price cap established by Anatel in the concessions was based on previously existing tariffs. The initial price cap is adjusted on an annual basis under a formula contained in the concessions. The formula allows two adjustments to the price cap. First, the price cap is revised upward to reflect increases in inflation by multiplying the price cap by (1+y), where “y” represents the rate of inflation, which was measured by the IGP-DI Index until June 29, 2003 and currently is measured by the IPCA Index. See “Item 5. Operating and Financial Review and Prospects—Effects of Changes in Telecommunications Rates and Structure on Revenues and Expenses” in our Form 20-F. The K-factor is applied by Anatel to the tariffs of the regional fixed-line companies in order to provide an incentive to the regional fixed-line companies to increase their efficiency for the benefit of consumers of telecommunications services.

In the period from the year 2001 to December 31, 2005 (the last year of our current Concession Agreement), our tariffs and the other regional fixed-line companies will be adjusted downward, in real terms, as follows:

	K-Factor Annual Productivity Adjustments*
	2001	2002	2003	2004	2005
Fixed-line companies—local (services)	1%	1%	1%	1%	1%
Fixed-line companies—local (interconnection)	5%	10%	15%	20%	20%
Fixed-line companies—intra-regional long distance and long distance interconnection	4%	4%	4%	5%	5%

*	Beginning in 2006, new rules will define the productivity factor to be applied in the readjustment of tariffs in accordance with the Form of New Concession Agreement.

The tariffs for individual services within the basket may be increased to the extent that the weighted average increase for the entire basket of basic services does not exceed the index approved by Anatel. We may increase the tariff for any individual service in excess of the increase of the basket by up to 9% for local services and 5% for long distance services, subject to a downward adjustment for inflation effects already captured in the annual upward adjustments for the basket, so long as other prices are adjusted downward to ensure that the weighted average tariff increase does not exceed the inflation- and productivity-adjusted price cap.

We may also offer alternative plans in addition to the Basic Service Plan. Alternative plans must be submitted to Anatel for approval, but are not currently subject to a price cap.

Companies holding SMP licenses are allowed to freely price their wireless services provided they are linked to existing service plans authorized by Anatel. Price-caps are adjusted annually, based on the IGP-DI Index. The interconnection rates are also subject to price-caps fixed by Anatel and adjusted on an annual basis, up to July 2004, when these rates will start to be freely negotiated between the parties.

For information on our current tariffs and service plans, see “Item 4. Information on the Company—Rates” in our Form 20-F.

Anatel Rate Adjustment Dispute

Litigation regarding the choice of index (IPCA or IGP-DI) used for the annual adjustment of tariff rates of fixed-line services during year 2003 was recently resolved. The Superior Court of Justice (Superior Tribunal de Justica-STJ) decided in June that the IGP-DI index shall be used for adjustment of fixed-line service tariffs, as was originally established in the Concession Agreements. Telemar will continue to adjust its tariffs using such index, in accordance with the Concession Agreement formula, the authorization by Anatel and the final decision of the STJ. See “Item 4. Information on the Company—Anatel rate Adjustment Dispute” in our Form 20-F.

Regulation of SMP Wireless Services

In September 2000, Anatel promulgated regulations regarding SMP wireless telecommunications services. The new rules allow companies to provide wireless telecommunications services under SMP authorizations. The SMP authorizations allow new entrants in the Brazilian telecommunications market to compete with existing telecommunications service providers. The SMP regulations divide the Brazilian territory into three separate regions, each of which is equal to the regions applicable to the public regime fixed-line telephone service providers. SMP services may be provided within the 1800 MHz band, which contains Bands C, D and E. Accordingly, in addition to the conversion of the Band A and Band B service providers to SMP authorizations, up to three SMP authorizations may be granted in each SMP region. Anatel held auctions for SMP authorizations during 2001 and 2002.

The SMP license sets forth certain obligations and targets that must be met by a SMP subsidiary. Under these obligations, SMP subsidiary is required:

•	To cover an area equivalent to at least 50% of the urban area in 50% of the state capitals and cities with more than 500,000 inhabitants by March 12, 2002;

•	To cover all state capitals and all cities with more than 500,000 inhabitants by March 12, 2003;

•	To cover an area equivalent to at least 50% of the urban area in 50% of the cities with more than 200,000 inhabitants by March 12, 2004;

•	To cover all cities with more than 200,000 inhabitants by March 12, 2005; and

•	To cover all cities with more than 100,000 inhabitants by March 12, 2006.

A locality is considered “covered” when the covered area contains, at least, 80% of total urban area. The failure to meet these targets may result in the penalties established in the regulations and, in extreme circumstances, in termination of the PCS (Personal Communications System) license by Anatel.

In June 2002 we received authorization from Anatel to begin providing wireless telecommunications services. Our license to provide wireless telecommunications services is valid for fifteen years and may be renewed for another fifteen years. If the authorization is renewed, Oi will, as consideration for such renewal, be required to pay, upon renewal and on every second anniversary of the renewal, an amount equal to 2% of the prior year’s net revenue.

MAJOR SHAREHOLDERS

We have two classes of share capital outstanding, Common Shares and Preferred Shares. Only the Common Shares have full voting rights. The Preferred Shares have limited voting rights. See “Item 10. Additional Information—Organization—Voting Rights” in our Form 20-F. As of September 21, 2004, Telemar Participações owns 53.17% of our Common Shares. Accordingly, Telemar Participações is able to control the election of TNL’s Board of Directors, its direction and future operations. See “Item 7. Major Shareholders and Related Party Transactions — Telemar Participações Shareholders’ Agreements” in our Form 20-F.

The following table sets forth information concerning the ownership of Common Shares by Telemar Participações and by other shareholders holding five percent or more of our Common Shares as of September 21, 2004. Except for the shareholders listed below, we are not aware of any other shareholder of TNL owning more than five percent of our Common Shares.

TNL Shareholders	Number of Common Shares Owned	Percentage of Outstanding Common Shares
Telemar Participações S.A.	69,218,503,788	53.17
Caixa de Previdência dos Funcionários do Banco do Brasil-PREVI	6,731,214,191	5.17

The following table sets forth information concerning the ownership of the common voting stock of Telemar Participações as of September 21, 2004.

Telemar Participações’ Shareholders	Number of Common Shares Owned	Percentage of Outstanding Common Shares
BNDES Participações S.A. – BNDESPar	858,225,280	25.0
Fiago Participações S.A.	683,147,324	19.9
Lexpart Participações S.A.	352,730,590	10.3*
L.F. Tel S.A.	352,730,590	10.3*
Asseca Participações S.A.	352,730,590	10.3*
AG Telecom Participações S.A.	352,730,590	10.3*
Brasil Veiculos Companhia de Seguros	171,645,056	5.0
Brasilcap Capitalização S.A.	171,645,056	5.0
Fundação Sistel de Seguridade Social	137,316,044	4.0

*	Rounded up from 10.275%

The following is a brief description of the major shareholders of Telemar Participações as of September 21, 2004:

AG TELECOM PARTICIPAÇÕES S.A. is a company of the Andrade Gutierrez Group, which manages telecommunications business of such group. Currently, this group is focusing on four core businesses: (a) heavy construction throughout Brazil, Portugal, and other Latin

American countries; (b) public concessions in Brazil (primarily highways and water treatment); (c) telecommunications in Brazil and (d) real estate enterprises in Brazil.

ASSECA PARTICIPAÇÕES S.A. is a company of the Macal group, which holds shares in several companies, principally in the telecommunications area, including Mcom Wireless S.A. (trunking and radio services), Shoptime S.A. (a television sales channel), Multicanal Participações S.A. (cable television) and Almax Alumínio S.A.

BNDES PARTICIPAÇÕES S.A.—BNDESPar is a subsidiary of BNDES, a federal public bank linked to the Brazilian Ministry of Development, Industry and External Trade, dedicated to offering long-term financing to developmental entrepreneurial activities. BNDESPar is dedicated to strengthening the capital structure of private companies. See “Related Party Transactions—BNDES Facilities.”

BRASIL VEÍCULOS COMPANHIA DE SEGUROS is a company created in March 1997 from the association of Banco do Brasil—Banco de Investimento S.A. and Sul América, the corporate purpose of which is to engage in the automobile insurance business. This partnership allowed Banco do Brasil to participate in the insurance market. Brasilveículos is ranked eighth in the Automobile Sector National Ranking par group with a 4.1% market share.

BRASILCAP CAPITALIZAÇÃO S.A. is a company established in 1995 from the association of Banco do Brasil, Sul América Capitalização, Icatu Hartford Capitalização and Companhia de Seguros Aliança da Bahia and has business in the capitalization market. The company has been operating for eight years and has been a market leader for the past six years. In November 2003, Icatu Hartford Capitalização transferred its shares to Icatu Hartford Seguros. Since its establishment, the company has already sold nine million account certificates (títulos de capitalização), currently has more than two million active certificates and has distributed more than R$350 million in prizes in connection with such certificates.

FIAGO PARTICIPAÇÕES S.A. is a holding company controlled by the pension funds PREVI, TELOS, FUNCEF, SISTEL and PETROS, formed to hold certain equity investments of those funds.

LEXPART PARTICIPAÇÕES S.A. is a company of the Inepar group, which operates in Brazil and in other countries in Latin America. The Inepar group offers telecommunications, energy and construction services.

L.F. TEL S.A is a subsidiary of La Fonte Telecom S.A., a holding company that is part of the Jereissati Group. The Jereissati Group has investments in the commercial real estate sector in Brazil. It partially owns and manages nine shopping malls in the South and Southeastern regions of the country. In 1997, the group entered the telecommunications sector by acquiring a small stake in B and B Wireless Operators, Americel and Telet, which were sold in 2001. A current member of our Board of Directors, and a former Chairman of our Board of Directors, Carlos Francisco Ribeiro Jereissant, is the CEO of The Jereissati Group.

FUNDAÇÃO SISTEL DE SEGURIDADE SOCIAL is a private non-profit social security institution with several sponsors. SISTEL was created by Telebrás in November 1977 with the objective of supplementing the benefits assured and provided by the Federal

Government to employees of the former Telebrás System. All operating telecommunications companies that formerly belonged to the Telebrás System, including Telemar, sponsor private pension and health insurance plans, which are administered by SISTEL.

The rights of the shareholders Fiago and Lexpart to appoint members of our Board of Directors and Board of Executive Officers are temporarily suspended by Anatel pending resolution of administrative proceedings related to limitations on cross-holding of telecommunications companies in Brazil. See “Item 8. Financial Information—Legal Proceedings—Tax and Administrative Proceedings” in our Form 20-F.

MATERIAL TAX CONSEQUENCES OF THE EXCHANGE OFFER

The following is a summary of the material Brazilian and US federal income tax considerations of the exchange offer and the ownership and disposition of the notes. This summary, however, does not purport to be a comprehensive description of all the tax considerations that may be relevant to a particular investor, nor does it describe any tax consequences arising under the laws of any taxing jurisdiction other than Brazil and the United States. Each investor is urged to consult its tax adviser about the tax consequences of the exchange offer and ownership and disposition of notes under the laws of the United States, jurisdictions from which it may derive its income or conduct its activities, and jurisdictions where the investor is subject to taxation.

To the extent the following summary discusses legal conclusions under

(1)	“Material Brazilian Tax Considerations,” it constitutes the opinion of Souza, Cescon Avedissian, Barrieu e Flesch Advogados, special Brazilian counsel for TNL, and

(2)	“Material United States Federal Income Tax Considerations,” it constitutes the opinion of Gibson, Dunn & Crutcher LLP, special United States counsel for TNL.

This summary is based on the tax laws of Brazil and the United States as in effect on the date of this prospectus, as well as on the rules and the regulations of Brazil and the United States. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Investors should consult their own tax advisers as to the Brazilian, United States or other tax consequences of the exchange offer and the ownership and disposition of notes, including, in particular, the application to their particular situations of the tax considerations discussed below.

Material Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to an investment in the notes by a nonresident in Brazil. The discussion is based on the tax laws of Brazil as in effect on the date hereof and is subject to any change in the Brazilian law that may come into effect after such date as well as to the possibility that the effect of such change in the Brazilian law may retroact to reach rights created on or before the date hereof.

THE INFORMATION SET FORTH BELOW IS INTENDED TO BE A GENERAL DISCUSSION ONLY AND DOES NOT ADDRESS ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NOTES.

Individuals domiciled in Brazil and Brazilian companies, entities, trusts or organizations are taxed on the basis of their worldwide income (which includes earnings of Brazilian companies’ foreign subsidiaries, branches and affiliates). Non-Brazilian residents in general are taxed in Brazil only when income or capital gains are derived from Brazilian sources. Therefore, any gains or income paid by us in respect of the notes issued by us in favor of an individual, entity, trust or organization domiciled for tax purposes outside Brazil (a “Nonresident”) may be subject to Brazilian taxes.

Taxation of payments made by us

Payment of interest, fees, commissions or premiums (if any) or principal payments made by us under the guarantee provisions of the indenture in respect of the notes may be subject to the Brazilian tax laws applicable to payments made by Brazilian residents to Nonresidents to the extent we use our own funds. Whenever such payments made by us to a Nonresident are subject to Brazilian tax laws, such as payments of interest, original issue discount, fees, commissions or premiums, the applicable withholding income tax rate will be (i) 15% (general rate) (ii) 12.5% if such payments are made to the paying agent based on the current interpretation of the treaty to avoid double taxation entered into between Brazil and Japan; provided that the paying agent is a financial institution domiciled in Japan for purposes of such treaty, or a branch thereof, or (iii) 25% in case the Nonresident is domiciled for tax purposes in a tax haven jurisdiction, i.e., countries which do not impose income tax or which impose income tax at a rate of less than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership; provided, however, that in case of fees and commissions the rate may be 25% depending on the nature of the services rendered. Pursuant to the Indenture, TNL will gross up payments made under the notes so that, after the payment of any applicable Brazilian taxes collectible by withholding or deduction, with respect to principal, interest (including the original issue discount) and additional amounts payable with respect to the notes (plus any interest and penalties thereon), a noteholder will receive payment of an amount equal to the amounts that such noteholder would have received had no such Brazilian taxes (plus interest and penalties thereon) been paid.

Taxation on gains realized from the sale or other disposition of the notes

Gains on the sale or other disposition of the notes made outside Brazil by a Nonresident, other than a branch or a subsidiary of a Brazilian resident, to another Nonresident are not subject to Brazilian taxes. Gains realized by a Nonresident from the sale or other disposition of the notes to a Brazilian resident, subject to certain assumptions and conditions, are not subject to Brazilian taxes. Additionally, gains realized by Brazilian residents from the sale or other disposition of the notes are subject to taxation in Brazil at a rate that may vary depending on whether or not the recipient of the notes is an entity or an individual, as defined by Brazilian tax regulations.

As a general rule, every debit withdrawn from banking accounts is subject to the Provisional Contribution on Financial Transactions (“CPMF”), which is levied at a rate of 0.38%. The CPMF is set to expire in December 2007, although the Brazilian federal government has submitted a proposal to the National Congress to extend it or transform it into a permanent tax. See “Risk factors—Risks relating to Brazil.”

Taxation of foreign exchange transactions (“IOF/Câmbio”)

Conversion into Brazilian currency and conversion into foreign currency are subject to IOF/Câmbio. The rate of IOF/Câmbio is currently 0% on the reais amount stated in the corresponding exchange contract with respect to the transaction under analysis. However, the Minister of Finance of Brazil may increase the current IOF/Câmbio rate at any time to a maximum rate of 25%, in which case the new rate would only apply to future exchange transactions.

Taxation on securities transactions (“IOF/Títulos”)

IOF/Títulos may be imposed on any transactions involving securities. The rate of IOF/Títulos on the notes is currently 0% on the face value of the notes. However, the Minister of Finance of Brazil may increase the current IOF/Titulo rate at any time to a maximum rate of 1.5%, in which case the new rate would only apply to future transactions.

Other Brazilian taxes

Generally, there are no inheritance, gift, succession, stamp or other similar taxes in Brazil with respect to the ownership, transfer, assignment or any other disposition of the notes by a Nonresident.

According to Law No. 10.833, dated December 29, 2003, the disposition of assets located in Brazil by Nonresidents to other Nonresidents may become subject to taxation in Brazil. Considering the general and unclear scope of Law No. 10.833, we are unable to predict whether the notes would fall within the definition of assets located in Brazil.

Material United States Federal Income Tax Considerations

The following is a summary of the material US federal income tax considerations to US Holders and Non-US Holders (both as defined below) of the exchange of old notes for new notes and of the beneficial ownership and disposition of new notes by Holders who hold new notes as capital assets (generally, assets held for investment). This summary does not discuss every aspect of US federal income taxation that may be relevant to a particular taxpayer in light of such taxpayer’s circumstances. In particular, this summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt investors, regulated investment companies, partnerships or other flow-through entities, investors liable for the alternative minimum tax, certain US expatriates, US Holders whose functional currency is not the US dollar, dealers in securities or currencies, securities traders that elect mark-to-market accounting treatment, or persons holding such notes as part of a hedge, integrated transaction, “conversion transaction” or other risk-reduction transaction, or as a position in a “straddle” for US federal income tax purposes. Holders should consult their own tax advisers concerning any application of US federal income tax laws to their particular situation from the exchange of old notes for new notes, as well as any consequences arising under the laws of any other state, local or foreign taxing jurisdiction, or under other US federal tax laws. The information set out in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final and proposed regulations promulgated thereunder, published rulings and court decisions and US tax laws in effect as of the date of this prospectus, all of which are subject to change or differing interpretation, potentially retroactively.

US Holders

This subsection describes the US federal income tax consequences of the exchange of old notes for new notes and of the beneficial ownership and disposition of new notes by a United States Holder (a “US Holder”). A US Holder is defined as a beneficial owner of a note that is, (i) an individual citizen or resident of the United States for US federal income tax purposes, (ii) an entity treated as a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to US federal income tax regardless of its source, and (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a domestic trust under applicable Treasury regulations. A Non-US Holder is defined as a beneficial owner of a note that is not a US Holder.

If an entity treated as a partnership for US federal income tax purposes holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership exchanging old notes for new notes should consult with its own adviser about the US federal income tax consequences of such exchange as well as the beneficial ownership and disposition of new notes.

The Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for US Holders. Consequently, US Holders will not recognize gain or loss upon the receipt of new notes in exchange for old notes, each US Holder’s tax basis in a new note received in the exchange offer will be the same as such holder’s tax basis in the corresponding old note immediately before the exchange, and each US Holder’s holding period in a new note will include such holder’s holding period in the corresponding old note.

Interest

Interest on a new note will be taxable to a US Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for US federal income tax purposes. Interest paid by the Issuer on the new notes will generally constitute income from sources outside the United States.

Effect of withholding taxes

Under current law, payments of interest by the Issuer will be subject to Brazilian withholding taxes. Under the terms and conditions of the new notes, the Issuer is required to gross up for any Brazilian withholding taxes. For US federal income tax purposes, US Holders will be treated as having received the amount of Brazilian taxes withheld by the Issuer and as then having paid over the withheld taxes to the Brazilian taxing authorities. As a result of this rule, the amount included in gross income for US federal income tax purposes by a US Holder with respect to a payment of interest, plus any additional amounts with respect thereto, will be greater than the amount of cash actually received (or receivable) by the US Holder from the Issuer with respect to the payment.

Subject to certain limitations, a US Holder will generally be entitled to a credit against its US federal income tax liability, or a deduction in computing its US federal taxable income, for Brazilian income taxes withheld by the Issuer. Interest on the new notes generally will constitute foreign source income in the “high withholding tax interest” basket so long as the new notes are subject to Brazilian withholding tax at a rate of 5% or higher. Interest on the new notes not subject to Brazilian withholding at such rates will constitute foreign source income in the “passive income” or, in the case of certain holders, “financial services income” basket. US Holders should consult their tax advisers concerning the foreign tax credit implications of the payment of these Brazilian taxes.

Market discount

If a US Holder purchases a new note (or purchased an old note and exchanges it for a new note) for an amount less than the stated principal amount of the note, the amount of such difference is “market discount” for US federal income tax purposes, unless such difference is less than 1/4 of one percent (.25%) of the stated principal amount multiplied by the number of complete years to maturity from the date of such purchase.

Unless a US Holder elects to include market discount in income as it accrues, any gain realized on the sale, exchange, retirement, or other disposition of a new note and any partial principal payment received on a new note generally will be treated as ordinary income to the extent of any accrued market discount on the new note. In addition, a US Holder may be required to defer deductions for a portion of the interest paid on any indebtedness incurred to purchase or carry a new note that has market discount.

In general, market discount on a note will be considered to accrue ratably during the period from the date of purchase of the note to its maturity date, unless the holder elects to accrue market discount on a constant yield basis. A US Holder may elect to include market discount in gross income currently as it accrues (on either a ratable or a constant yield basis), in which case the interest deferral rule described above will not apply. The election to include market discount in gross income on an accrual basis, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service (“IRS”). The holder’s tax basis in the note will be increased by the amount of any market discount included in gross income under such an election. US Holders of new notes with market discount should consult their tax advisers regarding the manner in which accrued market discount is calculated and the election to include market discount currently in income.

Premium

In general, if a US Holder purchases a new note (or purchased an old note and exchanges it for a new note) for an amount greater than the sum of all amounts payable on the note (other than stated interest payments) after the date of purchase, the amount of such excess is “bond premium” for US federal income tax purposes. A US Holder may elect to amortize bond premium over the remaining term of the note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date) on a constant yield basis as an offset to interest income (and not as a separate item of deduction), but only as such holder takes stated interest into account under its regular method of tax accounting. The holder’s tax basis in the note will be reduced by the amount of bond premium so amortized. If a holder does not elect to amortize bond premium, the holder will be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the note. An election to amortize bond premium, once made, applies to all debt instruments held or subsequently acquired by the holder on or after the first day of the taxable year to which the election applies, and may not be revoked without the consent of the IRS. US Holders of new notes with bond premium should consult their tax advisers regarding the application of these rules.

Sale, exchange, retirement or other taxable disposition of new notes

A US Holder’s tax basis in the new notes will generally be its US dollar cost increased by any market discount included in income, less any amortizable bond premium, less any principal payments previously received in respect of the new note. A US Holder will generally recognize gain or loss on the sale, exchange, retirement or other taxable disposition of a new note equal to the difference, if any, between the amount realized on such sale, exchange, retirement or other taxable disposition and the US Holder’s tax basis in the new note. Except to the extent attributable to accrued but unpaid interest which will be taxable as ordinary income, and subject to the market discount discussed above, gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a new note will be capital gain or loss. Such gain or loss recognized by a US Holder on the sale, exchange, retirement or other taxable disposition of a new note will be long-term capital gain or loss if the note was held by the US Holder for more than one year. In the case of certain non-corporate US Holders, long-term capital gains may be subject to preferential rates of taxation. The deductibility of long-term capital losses by US Holders is subject to limitations. Gain or loss realized by US Holders on the sale or retirement of a new note generally will be US source.

Non-US Holders

The exchange of old notes for new notes pursuant to this exchange offer will not be a taxable event for Non-US Holders for US federal income tax purposes.

Subject to the discussion of “backup” withholding below, interest on the new notes is currently exempt from US federal income taxes, including withholding taxes, if paid to a Non-US Holder unless (i) the Non-US Holder is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code or (ii) the Non-US Holder is an individual or corporation that has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing, or similar business within the United States or is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist. In addition, subject to the discussion of backup withholding below, a Non-US Holder will not be subject to US federal income tax on any gain realized on the sale or exchange of a new note, provided that such gain is not effectively connected with the conduct by the holder of a US trade or business and, in the case of a Non-US Holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and certain other conditions are met.

US trade or business income of a Non-US Holder will generally be subject to regular US income tax in the same manner as if it were realized by a US Holder. Non-US Holders that realize US trade or business income with respect to the new notes should consult their tax advisers as to the treatment of such income or gain. In addition, US trade or business income of a non-US Holder that is a non-US corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Backup withholding and information reporting

Payments of principal of and interest on, and the proceeds of sale or other disposition of new notes, payable to a US Holder by a US paying agent or other US intermediary will be reported to the IRS and to the US Holder as may be required under applicable regulations. Backup withholding, currently at a rate of 28%, will apply to these payments if the US Holder fails to provide an accurate taxpayer identification number or fails to report all interest and dividends required to be shown on its US federal income tax returns. Certain US Holders (including, among others, corporations) are not subject to backup withholding. US Holders should consult their tax advisers as to the qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Payments of principal and interest by a US paying agent or US intermediary to a Non-US Holder will not be subject to backup withholding tax or information reporting requirements if appropriate certification (Form W-8BEN or other appropriate form) is provided by the holder to the payor and the payor does not have actual knowledge or reason to know that the certificate is false. Any amounts withheld under the backup withholding rules in excess of the holder’s US federal income tax liability generally may be claimed as a credit or refund provided the required information is provided to the IRS.

The US federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisers with respect to the tax consequences to them of the exchange of old notes for new notes and of the beneficial ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES

The validity of the new notes will be passed upon for TNL by Gibson, Dunn & Crutcher, LLP, New York, New York. Certain matters of Brazilian law relating to the notes will be passed upon Souza, Cescon Avedissian, Barrieu e Flesch Advogados, special Brazilian Counsel for TNL.

EXPERTS

The financial statements incorporated in this registration statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST NON-US PERSONS

We are a private company established under the laws of Brazil. All of our directors and officers and certain of our advisors named herein reside in Brazil. In addition, substantially all of our assets are located in Brazil. As a result, it will be necessary for noteholders to comply with Brazilian law in order to obtain and enforce a judgment against these persons or our assets. It may not be possible for noteholders to effect service of process within the United States upon our executive officers and directors, or to realize in the United States upon judgments against these persons obtained in US courts based upon civil liabilities of these persons, including any judgments based upon US federal securities law, to the extent these judgments exceed these persons’ US assets.

Souza, Cescon Avedissian, Barrieu e Flesch Advogados, our special Brazilian counsel, has advised us that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the notes would be recognized in the courts of Brazil (to the extent that Brazilian courts may have jurisdiction), and such court would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Federal Supreme Court of Brazil, such ratification being available only if the judgment:

•	fulfills all formalities required for its enforceability under the laws of the State of New York and other relevant laws of the United States;

•	is issued by a competent court after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is authenticated by a competent Brazilian consulate;

•	is translated into Portuguese by a certified translator; and

•	is not against Brazilian public policy, good morals or national sovereignty.

We have also been advised by our special Brazilian counsel that:

•	original civil actions predicated on the federal securities laws of the United States may be brought before Brazilian courts in connection with this registration statement and that Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action);

•	the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In particular, under the terms of Telemar’s concession, our subsidiaries’ licenses from Anatel and applicable law, shares held by us in our subsidiaries cannot be transferred (including upon attachment) without Anatel’ s approval in cases where such transfer would result in a change in control as defined under Brazilian laws and regulations; and

•	the Brazilian or the foreign plaintiff who resides or is outside of Brazil during the course of an original suit in Brazil must, except under limited circumstances, post a bond sufficient to cover legal fees (including the defendant’s attorneys’ fees) and court expenses of the defendant, should there be no immovable assets in Brazil to assure payment thereof.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the US securities laws with respect to the notes.